EXHIBIT 10.13


                UNANIMOUS SHAREHOLDERS AGREEMENT

                   OF CORPORATION CINE-GROUPE

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                        TABLE OF CONTENTS

1.   DEFINITIONS                                              5

2.   CONTRIBUTION OF THE SHAREHOLDERS                         7

3.   RESTRICTIONS ON TRANSFER OF SHARES                       7

4.   ISSUANCE OF SHARES                                       9

5.   RIGHTS OF FIRST REFUSAL                                  11

6.   RIGHTS OF PETTIGREW AND PETTIGREW'S CORPORATION TO PURCHASE
     ALL SHARES AND/OR CONVERTIBLE DEBENTURE COVERED BY AN
     OFFEROR'S OFFER MADE TO CINEPIX (AND ITS SUCCESSORS)     13

7.   DEATH OR DISABILITY OF PETTIGREW                         14

8.   LIFE INSURANCE AND DISABILITY INSURANCE                  14

9.   ADDITIONAL RIGHTS OF PETTIGREW                           16

10.  DEFAULT                                                  18

11.  VALUATION                                                20

12.  CLOSING                                                  21

13.  MANAGEMENT                                               22

14.  TRANSFER OF VOTING RIGHTS; CONVERSION OF SHARES; QUEBEC
     CONTROL; SHARES IN TRUST                                 28

15.  FINANCING                                                30

16.  UNDERTAKINGS IN CASE OF A  PUBLIC LISTING                31

17.  REPRESENTATIONS AND WARRANTIES                           32

18.  CONFIDENTIALITY AND NON-SOLICITATION                     33

19.  ESTABLISHMENT OF A STOCK OPTION PLAN FOR DIRECTORS AND
     SENIOR EXECUTIVES AND BONUS PLAN FOR SENIOR OFFICERS     34

20.  ARBITRATION                                              34

21.  GENERAL                                                  35

SCHEDULE 1 - CONVERTIBLE DEBENTURE                            41

SCHEDULE 2 - OPTION TO FAIRE TRUST                            41

SCHEDULE 3 - OPTION TO PETTIGREW                              41

SCHEDULE 4 - EMPLOYMENT AGREEMENT OF  PETTIGREW               41

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THIS UNANIMOUS SHAREHOLDERS AGREEMENT made as of the 23rd day of
June, 1998, AS AMENDED as of the 8th day of September, 2000


BETWEEN: ANIMATION CINEPIX INC., a body corporate, incorporated under the laws of Canada, and represented by Andre Link, its President, duly authorized as he so declares (hereinafter "Cinepix")

                                                OF THE FIRST PART

AND:          JACQUES PETTIGREW, businessman, residing at 6
              Croissant Merton, Hampstead, Quebec H3X 1L6
              (hereinafter "Pettigrew")

                                               OF THE SECOND PART

AND: ROBERT PAUL, in his capacity as trustee of the Faire Trust, a trust governed by the laws of the Province of Ontario (hereinafter "Faire Trust")

                                                OF THE THIRD PART

AND: FOX FAMILY WORLDWIDE, INC., a body corporate, incorporated under the laws of the State of Delaware, U.S.A., and represented by its duly authorized representative (hereinafter "Fox
              Family")

                                               OF THE FOURTH PART

AND: FIDUCIE FAMILLE PETTIGREW, a trust created and governed by the laws of the Province of Queec
              (hereinafter "Fiducie Pettigrew")

                                                OF THE FIFTH PART

              (Cinepix, Pettigrew, Faire Trust, Fox Family and Fiducie Pettigrew and any other shareholder bound by this Agreement are collectively hereinafter referred to as the "Shareholders" and each one of the Shareholders may also be referred to hereinafter as the "Shareholder")

AND: CORPORATION CINE-GROUPE, a body corporate, incorporated under the laws of the Province of Quebec, and represented by Andre Link and Jacques Pettigrew, two of its directors, duly authorized as they so declare (hereinafter the "Company")

                                                OF THE SIXTH PART

AND AS INTERVENING PARTY :

              LIONS GATE ENTERTAINMENT CORP., a body corporate, incorporated under the laws of the Province of British Columbia, and represented by Gordon Keep, its Senior Vice-President, duly authorized as he so declares (hereinafter "Lions Gate")

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AND AS INTERVENING PARTY :

              LIONS GATE FILMS CORP., a body corporate, incorporated under the laws of Canada, and represented by Andre Link, its Chief Executive Officer, duly authorized as he so declares (hereinafter "Lions Gate Films")

AND AS INTERVENING PARTY :

              CINEPIX FILMS INC., a body corporate, incorporated under the laws of the Province of Quebec, and represented by Andre Link, its President, duly authorized as he so declares (hereinafter "Cinepix Films ")

AND AS INTERVENING PARTY :

              CINEPIX INC., a body corporate, incorporated under the laws of the Province of Quebec, and represented by Andre Link, its President, duly authorized as he so declares (hereinafter "Cinepix
              Inc.")


WHEREAS Cinepix beneficially owns one hundred and nineteen thousand (119,000) of the two hundred and six thousand (206,000) issued and outstanding Class A shares as well as all the issued and outstanding Class B shares, namely ten thousand (10,000) Class B shares, which Class B shares it acquired upon conversion of Five Hundred Thousand Canadian Dollars (CAN $500,000) in capital of a convertible debenture originally of a capital of Four Million Canadian Dollars (CAN $4,000,000) in the Company;

WHEREAS Pettigrew beneficially owns seventy-seven thousand five hundred and twenty (77,520) of the eighty-four thousand (84,000) issued and outstanding Class P shares;

WHEREAS Faire Trust beneficially owns twenty-nine thousand
(29,000) of the two hundred and six thousand (206,000) issued and outstanding Class A shares;

WHEREAS Fox Family beneficially owns fifty-eight thousand
(58,000) of the two hundred and six thousand (206,000) issued and outstanding Class A shares;

WHEREAS Fiducie Pettigrew beneficially owns six thousand four hundred and eighty (6,480) of the eighty-four thousand (84,000) issued and outstanding Class P shares;

WHEREAS other than as noted above, there are no other issued and outstanding shares or debentures in the Company;

WHEREAS the Company carries on the business of producing and distributing movies, television series, mini-series, motion pictures, films, videotapes, animated productions or other programs produced for television or theatrical release or for release in any other medium, whether theatrically released or shown on network, free or cable, pay and/or other television medium or in the home-movie market, and all ancillary activities relating thereto, specifically within the fields of animation, children and family, and documentary products and activities (hereinafter the "Business");

WHEREAS it is the intent of the Shareholders that the Company successfully complete a Public Listing by no later than June 23, 2001;

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WHEREAS each of the Shareholders wishes to provide for the manner in which the affairs of the Company shall be conducted, their obligations with respect to the Company, and the disposition of their shares in the Company on the happening of certain events as well as various other issues;

WHEREAS the Shareholders, except Fiducie Pettigrew, the Company and various intervening parties have executed as of June 23, 1998 an unanimous shareholders agreement (the "Unanimous Shareholders
Agreement");

WHEREAS Fiducie Pettigrew, who subsequently to June 23, 1998 became a Shareholder, has agreed by an instrument in writing to be bound by and to benefit of the provisions of the Unanimous
Shareholders Agreement;

WHEREAS this Agreement contains the Unanimous Shareholders
Agreement, as amended since that date;

WITNESSETH THAT in consideration of the sum of One Canadian Dollar (CDN$1.00) now paid by each of the parties to each of the others (the receipt and sufficiency of which is hereby acknowledged by all of the parties) and in consideration of the mutual covenants herein, the parties agree with each other as follows:


1.   DEFINITIONS

1.1 "Affiliate" has the same meaning as the term "Affiliate" is given in the Securities Act (Quebec) as in effect at the date hereof.

1.2 "Agreement" means, unless the context otherwise requires, this Agreement and any schedules attached hereto.

1.3 "Auditors" means the auditors of the Company and shall be deemed to include the accountants of the Company where the Company has not appointed auditors.

1.4 "Business" has the meaning ascribed thereto in the recitals hereto.

1.5 "Business Day" means a day which is not Saturday, Sunday or civic or statutory holiday in Montreal, Quebec.

1.6 "Canadian Tax Credits" includes any and all tax credits, benefits, capital cost allowances, advantages, grants or subventions of any sort, existing or not at the date hereof, which are or may become available to the Company relating directly and available exclusively to businesses that conduct the Business (in whole or in part), including those currently provided by, or arising from (without being limitative), Sections 125.4 and 125.5 of the Income Tax Act (Canada) and Regulation 1106 of the Income Tax Regulations, as amended from time to time, or any replacement legislation or regulation, as the case may be.

1.7 "Class A Share(S)" means one or more Class A share(s) in the share capital of the Company as constituted at the date of this Agreement.

1.8 "Class B Share(S)" means one or more Class B share(s) in the share capital of the Company as constituted at the date of this Agreement.

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1.9  "Class C Share(S)" means one or more Class C share(s) in the share capital of the Company as constituted at the date of this Agreement.

1.10 "Class D Share(S)" means one or more Class D share(s) in the share capital of the Company as constituted at the date of this Agreement.

1.11 "Class P Share(S)" means one or more Class P share(s) in the share capital of the Company as constituted at the date of this Agreement.

1.12 "Control", whether used as a noun or verb, means the de jure and/or de facto control of a partnership, joint venture, corporation, trust or other entity (hereafter in this definition the "Entity"), consisting of (i) the right (whether through agreements or by law) to a majority of the votes in the election of the board of directors of the Entity; or (ii) the right (whether through agreements or by law) to direct the majority of members of the board of directors of the Entity in the exercise of their discretion and powers.

1.13 "Convertible Debenture" means the non-secured and convertible debenture of a face value of Three Million Five Hundred Thousand Canadian Dollars (CDN$3,500,000), in capital, issued by the Company to Cinepix, which under certain conditions, is convertible for each Fifty Canadian Dollars (CDN$50) of capital into one (1) Class B share or Class A share, as the case may be; copy of said Convertible Debenture is attached hereto as Schedule 1.

1.14 "Disability" means in respect of Pettigrew (a) the physical or mental disability of Pettigrew, whether caused by accident, illness or otherwise, arising during the time Pettigrew is an employee of the Company and resulting in the fact that Pettigrew cannot for any consecutive period of two
     (2) years perform all his then duties and responsibilities as employee of the Company, as determined in writing by his doctor, or (b) the fact that a court of competent jurisdiction has declared Pettigrew to be mentally incompetent or incapable of managing his affairs, or (c) if the Company has disability insurance, the definition of disability as provided in such disability insurance.

1.15 "Fair Market Value" means the price determined in an open and unrestricted market between informed and prudent parties, acting at arm's length and under no compulsion to act, expressed in terms of money. The Fair Market Value of the Shares shall be determined by reference to the aggregate price at which the Company, as a going concern, could be sold in an arm's length transaction to an unaffiliated bona fide third party in an orderly sale without regard to the lack of liquidity of its capital stock.

1.16 "Officer" means a person holding a management or executive position, including a position considered as such in accordance with the then existing rules and practices applicable in the Business of the Company, within the Company, and includes a Senior Officer.

1.17 "Option to Faire Trust" means the option granted to Faire
     Trust under the agreement reproduced in Schedule 2.

1.18 "Option to Pettigrew" means the option granted to Pettigrew under the agreement reproduced in Schedule 3.

1.19 "Public Listing" means an initial public offering of the Class A shares or any other event resulting in the Class A shares or such shares of the Company or of another company into which the Class A shares have been converted or for which they have been exchanged, being listed and

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     traded on a stock exchange in Canada, the New York Stock Exchange, the American Stock Exchange, NASDAQ or the Canadian Dealer Network or any successor thereto.

1.20 "Purchaser", unless the context otherwise requires, means the acquirer of Shares pursuant to this Agreement.

1.21 "Quebec Officer" means an Officer who is a Quebec Resident.

1.22 "Quebec Resident" means a person domiciled in the Province of Quebec who also complies with all the requirements to qualify the Company and its Business for the Quebec Tax Credits and, for greater certainty, excludes any person who is not resident in Quebec under Section 1029.8.34 of the Taxation Act (Quebec) (R.S.Q., c. I-3), as amended or replaced, and any person not domiciled in the Province of Quebec for the prescribed periods under the Regulation respecting the recognition of films as Quebec films, adopted pursuant to the Cinema Act (Quebec) (R.S.Q., c. C-18.1), as amended or replaced.

1.23 "Quebec Tax Credits" includes any and all tax credits, benefits, capital cost allowances, advantages, grants or subventions of any sort, existing or not at the date hereof, which are or may become available to the Company relating directly and available exclusively to businesses that conduct the Business (in whole or in part), including those currently provided by, or arising from (without being limitative), Sections 1029.8.34 through 1029.8.36.0.16 (inclusive) as well as 1129.1 through 1129.4.3.17 (inclusive) of the Taxation Act (Quebec) and Regulations 130 R 55.3.1 through 130 R 55.6.1 (inclusive), 1029.8.34R1 as well as 1029.8.34R2 of the Regulation respecting the Taxation Act, as amended from time to time, or any replacement legislation or regulation, as the case may be.

1.24 "Senior Officer" means an Officer holding a senior position within the Company, including the offices of chairman of the board, president, chief executive officer, chief operating officer, general manager, chief financial officer, vice-presidents and treasurer.

1.25 "Shares" means any share or shares in the capital stock of the Company now or at any time hereafter beneficially owned by the Shareholders and includes options to buy Shares pursuant to the Option to Pettigrew, the Option to Faire Trust and Article 19.

1.26 "Subsidiary" has the same meaning as the term "Subsidiary" is given in the Securities Act (Quebec) as in effect as the date hereof.


2.  CONTRIBUTION OF THE SHAREHOLDERS

2.1 Subject to Article 2.2 in the case of Fox Family, the Shareholders of the Company hereby undertake to contribute, on a reasonable basis, to the Business of the Company, to enable the Company to have access to their own network of contacts and markets and, subject to execution of appropriate agreements, to allow the Company to benefit from their own expertise in so far as it can be useful to the Company in the operation of the Business.

2.2 Fox Family acknowledges that the Company has issued shares of its Class A capital to Fox Family in order to induce Fox Family to continue to contract with the Company to produce or co-produce animated, children and family movies, televisions series, mini-series, motion pictures, films, videotapes, or other programs to be procured for television exhibition or theatrical release. Fox Family and the Company have entered into similar business arrangements in the past and

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    currently intend to explore additional productions and co-
    productions in the future, it being understood and agreed, however, that Fox Family is under no obligation to deal with the Company on an exclusive basis and that it has no obligation to enter into any additional production or co-production whatsoever.


3.  RESTRICTIONS ON TRANSFER OF SHARES

3.1 Except as provided in this Agreement and except (i) with respect to Pettigrew's and Pettigrew's Corporation's (as defined in Article 3.2 below) right to borrow and hypothec Shares and/or Convertible Debenture (then held and/or to be purchased) to finance purchases of Shares or of the Convertible Debenture, which may be acquired by Pettigrew (and/or Pettigrew's Corporation, as the case may be) under the Option to Pettigrew or under Articles 6 or 9.2, and for the transfer of Shares or of the Convertible Debenture bought by Pettigrew (and/or Pettigrew's Corporation, as the case may be) under the Option to Pettigrew or under Articles 6 or 9.2 if a creditor having funded the acquisition of said Shares or the Convertible Debenture enforces its rights and for the sale or transfer of said Shares or the Convertible Debenture by such creditor to a third party in case of enforcement of said creditor's rights, and (ii) with respect to Fox Family, A Faire Aujourd'hui Inc. ("A Faire") and Faire Trust, for the pledge of Fox Family's Shares pursuant to the Share Pledge Agreement entered on June 23, 1998, between Fox Family and A Faire of fifty-eight thousand (58,000) Class A shares as security for a Three Million Canadian Dollars (CDN$ 3,000,000) loan made by A Faire to Fox Family (the "Pledged Shares"), for the transfer of Pledged Shares by Fox Family to A Faire, if A Faire enforces its Pledge Agreement, for the sale or transfer of Pledged Shares by A Faire to a third party or to Faire Trust, following an enforcement of its Pledge Agreement, for the transfer of the Pledged Shares to Lions Gate pursuant to the Put Agreement entered on June 23, 1998 between Fox Family and Lions Gate (the "Put Agreement") and for the transfer of the Pledged Shares to Lions Gate by A Faire or Faire Trust pursuant to the Put Agreement, which has been assigned to A Faire by Fox Family pursuant to the Put Agreement Assignment entered on June 23, 1998, between Fox Family and A Faire, no Shareholder shall sell, transfer, assign or otherwise dispose of any Shares or the Convertible Debenture, or mortgage, pledge, hypothecate, charge or otherwise encumber any Shares or the Convertible Debenture, without the prior written consent of the other Shareholders. Except under
     Article 3.2 hereunder, Shareholders may only sell, transfer, assign or otherwise dispose of the totality, and not part, of their Shares or Convertible Debenture.

3.2 Notwithstanding Article 3.1 above, each of the Shareholders (hereinafter in Article 3, the "Transferor") shall, at all times, have the right to transfer all or part of its Shares, the Convertible Debenture and/or rights pursuant to this Agreement to one of its Affiliates or Subsidiaries or, in the case of Pettigrew, to a corporation that he Controls and/or to Fiducie Pettigrew (except if stipulated otherwise, hereinafter collectively "Pettigrew's Corporation"); in the event of such a transfer (with respect to transferred Shares, Convertible Debenture and/or rights), the given Affiliate or Subsidiary or Pettigrew's Corporation shall be previously required to confirm in writing to the other Shareholders its irrevocable consent to be bound by the provisions of this Agreement relative to the Transferor (with respect to transferred Shares, Convertible Debenture and/or rights) and to succeed in all of the Transferor's rights, advantages, obligations and liabilities hereunder (with respect to transferred Shares, Convertible Debenture and/or rights) and is deemed to substitute itself to the Transferor as if it were named in each provision of this Agreement (other than this Article 3.2) (with respect to transferred Shares, Convertible Debenture and/or rights), it being understood however that the Transferor shall remain solidarily liable for the entire compliance with this Agreement by such an Affiliate or a Subsidiary or Pettigrew's Corporation. The Shares and the Convertible Debenture will remain subject to the provisions of

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     this Agreement within the hands of such an Affiliate or a
     Subsidiary or Pettigrew's Corporation. The Transferor must give notice of its intention to effect a transfer pursuant to this Article 3.2 at least fifteen (15) days before the transfer. Before a transfer is effected and once a year thereafter, the other Shareholders may require from the president of the Affiliate or Subsidiary or Pettigrew's Corporation (or in the case of Fiducie Pettigrew, from the trustees thereof) who is to receive Shares, the Convertible Debenture from the Transferor or, as the case may be, has been transferred Shares, the Convertible Debenture of the Company, a sworn affidavit as to the name of its controlling shareholders and the percentage of voting shares they hold in the Affiliate or Subsidiary or Pettigrew's Corporation (or in the case of Fiducie Pettigrew, a sworn affidavit to the effect that Pettigrew is one of the trustees thereof). Any default to produce this sworn affidavit and any loss of Control of the Affiliate or Subsidiary or Pettigrew's Corporation by the Transferor (or in the case of Fiducie Pettigrew, any default to produce the sworn affidavit or the fact that Pettigrew is no longer a trustee of Fiducie Pettigrew) shall be deemed to be a default under this Agreement and shall give rise to the application of Article 10 of this Agreement.

3.3 In the event that any Shares or the Convertible Debenture, are sold, transferred or assigned to a person who is not an original Shareholder to this Agreement, including for greater certainty in the circumstances described in Article 3.1, as a condition precedent to being registered as a holder of such Shares or the Convertible Debenture, and to the exercise by such transferee of any rights attaching to such Shares or the Convertible Debenture, the transferee of such Shares or the Convertible Debenture, shall execute and deliver an agreement, in form and on terms reasonably satisfactory to the Shareholders, whereby such transferee agrees to be bound by the provisions hereof as if he were an original Shareholder hereto. After the execution of such agreement and subject to all other relevant provisions of this Agreement, the transferee shall have the same rights and obligations with respect to such Shares or the Convertible Debenture, as the Shareholder from whom it acquired such Shares or the Convertible Debenture.

3.4 The Company shall cause all share certificates now or later authorized or issued to have printed thereon :

          "The right of the holder of this certificate to sell, transfer, assign or otherwise dispose, mortgage, pledge, hypothecate, charge or otherwise encumber the Shares represented by this certificate is governed by an unanimous shareholders' agreement, dated as of the 23rd day of June, 1998, as may be amended from time to time, and by the articles of the Company, as may be amended from time to time."

3.5 No sale, transfer, assignment or other disposal of Shares or the Convertible Debenture, in violation of this Agreement shall be valid and no such sale, transfer, assignment or other disposal shall be recorded in the securities register, minute book or corporate records of the Company.

3.6 The Shareholders and the Company expressly consent to any sale, transfer, assignment or other disposal of Shares or the Convertible Debenture, pursuant to this Agreement and carried out in accordance with the provisions of this Agreement and any sale, transfer, assignment or other disposal of Shares or the Convertible Debenture permitted by
     Article 3.1 of this Agreement. Notwithstanding anything else in this Agreement, other than the transfer of the Pledged Shares to Lions Gate by Fox Family under the Put Agreement, the Company hereby undertakes to not consent to, or give effect to, any sale, transfer, assignment or other disposal of any of the Pledged Shares without first obtaining the written consent of A Faire to such sale, transfer, assignment or other disposal.

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ISSUANCE OF SHARES

3.7 Subject to Articles 4.7 to 4.11, no Shares of any classes shall be issued by the Company, unless Article 13.1(p) of this Agreement was complied with, and furthermore, when an issue of Class A shares is involved, unless the Class A shares to be issued have been first offered to the Shareholders holding either Class A shares, Class B shares and Class P shares, each of whom hold a pre-emptive right to acquire the offered Class A shares in proportion to their aggregate holdings (in aggregate number) of the Class A shares, Class B shares and Class P shares, at such price and conditions as those of the contemplated issue.

3.8 The pre-emptive right provided for in Article 4.1 may be exercised by each Shareholder holding either Class A, Class B or Class P shares within fifteen (15) days of receipt of a written notice by the Company with respect to said contemplated issue of Class A shares; such notice must inform each such Shareholder of the number of Class A shares he may acquire and all conditions of the issue, including the issue price. Failure by a Shareholder to notify the Company within the fifteen (15) day delay that he accepts to exercise his pre-emptive right is deemed a refusal.

3.9 Each Shareholder may exercise his pre-emptive right by notifying the Company in writing of the exercise of his pre-emptive right acceptance and by notifying the Company (in the same notice) of the maximum number of Class A shares he would acquire if one (or more) Shareholder does not exercise his pre-emptive right.

3.10 If one (or more) Shareholder refuses to exercise his pre-emptive right, his pre-emptive right will accrue (in proportion to his aggregate Class A, Class B and Class P shares ownership in aggregate number) in favour of those Shareholders who have duly exercised their pre-emptive rights and have duly notified the Company of their consent to acquire additional Class A shares under their accrued pre-emptive rights. If more than one Shareholder want to exercise their accrued pre-emptive rights, the additional Class A shares shall be divided between the Shareholders exercising said accrued pre-emptive rights in proportion to their aggregate holdings (in aggregate number) of Class A, Class B and Class P Shares.

3.11 Failure by Shareholders to accept to acquire all or part of the contemplated issue of Class A shares and to duly comply with their acceptance shall allow the Company to issue the non-subscribed Class A shares to third parties who do not have any pre-emptive rights, at terms and conditions including the price of issue, not more advantageous than those offered to the Shareholders in the notice to exercise the pre-emptive rights, provided however that such third parties must agree to be bound by the terms of this Agreement as provided in Article 3.3. Such issuance must take place no sooner than fifteen (15) days and no later than sixty (60) days after the expiry of the above process provided for in Articles 4.1 to 4.3, failing which the provisions of these Articles shall again apply to said issuance.

3.12 Notwithstanding the foregoing and Article 13.1(p), the Company shall be entitled to issue the following Shares from its treasury, only with resolutions of the board of directors of the Company, without, if applicable, having to first offer to all the Shareholders by virtue of their pre-emptive rights :

     (a) such number of Shares to Faire Trust as required following any exercise by Faire Trust of the Option to Faire Trust;

     (b) the Shares that may be issued pursuant to the Convertible Debenture;

     (c) such number and types of Shares to Pettigrew as required following any exercise by Pettigrew of the Option to Pettigrew;

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     (d)  such number of Class D shares as required by any stock option exercise pursuant to a stock option plan of the Company put in place pursuant to Article 19;

     (e) Shares issued following the automatic conversions provided for in Article 14.2;

     (f) such number of Class C shares that may be issued pursuant to Articles 14.3 and 14.6.

3.13 No Class B shares may be issued except upon a conversion of part or all of the Convertible Debenture or in accordance with the automatic conversion provided for in Article 14.2 and in the Company's articles.

3.14 No Class P shares may be issued except to Pettigrew or Pettigrew's Corporation.

3.15 No Class C shares may be issued except to Pettigrew or Pettigrew's Corporation, or if Pettigrew is no longer an Officer of the Company, to the highest ranking Quebec Officer of the Company pursuant to the terms of the Option to Pettigrew or the provisions of Articles 14.3 or 14.6 of this Agreement, as the case may be.

3.16 No Class D shares may be issued except pursuant to a stock option plan of the Company put in place pursuant to Article
     19.

3.17 Except in compliance with this Agreement and with the Option to Pettigrew and the Option to Faire Trust, and without restricting the provisions of Article 14 of this Agreement, the Company hereby agrees not to issue any additional voting Shares and not to approve any transfer of voting Shares, unless an affirmative written unrestricted legal opinion is obtained from an independent counsel jointly retained by the Company, Pettigrew and Cinepix (or its successors and assigns), at the Company's costs, which states that said issuance or transfer, as the case may be, would not result in the loss for the Company of any of the Quebec Tax Credits and Canadian Tax Credits for a given financial year, it being provided however that this Article
     4.11 shall cease to apply (without retroactive effects) if the aggregate of the Quebec Tax Credits and the Canadian Tax Credits (without taking into account any expected loss of these credits resulting from said issue or transfer) represent for a given financial year (of twelve (12) months) and are expected to represent for the following financial year (of twelve (12) months) (according to the then approved budget) less than five percent (5%) of the Company's annual revenues.

     It is also agreed that this Article 4.11 shall not apply to said issue or transfer (but may apply to subsequent issues or transfers) : (1) in the case of an expected loss of the Quebec Tax Credits only, resulting from said issue or transfer, if the Quebec Tax Credits (without taking into account the expected loss of the Quebec Tax Credits) represent for a given financial year (of twelve (12) months) and are expected to represent for the following financial year (of twelve (12) months) (according to the then approved budget) less than two percent (2%) of the Company's annual revenues; or (2) in the case of an expected loss of the Canadian Tax Credits only, resulting from said issue or transfer, if the Canadian Tax Credits (without taking into account the expected loss of the Canadian Tax Credits) represent for a given financial year (of twelve (12) months) and are expected to represent for the following financial year (of twelve (12) months) (according to the then approved budget) less than two percent (2%) of the Company's annual revenues.


4.  RIGHTS OF FIRST REFUSAL

4.1 Subject to Article 6 hereunder, when this Article 6 is applicable, in the event any Shareholder receives a bona fide offer from a third party or another Shareholder to purchase all but not less

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    than all of his Shares (hereinafter in this Article the
    "Offeror"), such Shareholder (hereinafter in this Article, the "Vendor") shall, before accepting the offer of the Offeror, offer the Shares, which are the subject of the Offeror's offer in writing to the other Shareholders in proportion to their shareholdings (in aggregate number) of Class A, Class B and Class P shares (excluding the Shares of the Vendor) at the price and on the terms set out in the offer of the Offeror; said notice must include a copy of the offer received from the Offeror and an undertaking that the Vendor will accept the offer of the Offeror if Shareholders do not exercise their rights of first refusal (hereinafter in this Article and in Article 6 hereafter the "Notice").

    In the event that Article 6 is not applicable by reasons of
    (A) the Offeror's offer not covering the Shares and/or Convertible Debenture of Cinepix (and its successors); or
    (B) if Pettigrew and Pettigrew's Corporation refuse or fail to exercise their rights to purchase under Article 6, the Shareholders (other than the Vendor but including Pettigrew and Pettigrew's Corporation) may accept in writing the offer of the Vendor within (i) sixty (60) days after the receipt of the Notice if Article 6.1 is not applicable because the Offeror's offer does not cover the Shares and/or Convertible Debenture of Cinepix (and its successors); or (ii) ninety
    (90) days after the receipt of the Notice if Pettigrew and Pettigrew's Corporation advise that they do not wish, or if they fail, to exercise their rights pursuant to Article 6 hereunder; or (iii) one hundred and twenty (120) days after the receipt of the Notice if Pettigrew and Pettigrew's Corporation, after having exercised their rights to purchase under Article 6 hereunder, fail to purchase at the Closing, as outlined in Article 6.2 hereunder. Any acceptance must notify the Vendor of the additional number of Shares, any accepting Shareholder is willing to purchase pursuant to the Vendor's offer in the event one or more other Shareholders shall not accept the Vendor's offer. Any Shareholder not responding within this delay shall be deemed to have refused the offer of the Vendor. In the event one or more of the other Shareholders do not accept to purchase all Vendor's Shares pursuant to the offer as contained in the Notice, the Vendor shall be obliged to sell his Shares to the Offeror at the price and on the terms set out in the offer of the Offeror within the next sixty (60) days, provided however that the Offeror, if he is not a Shareholder, agrees to be bound by the terms of this Agreement as provided in Article 3.3.

    In the event more than one Shareholder accepts the Vendor's offer as contained in the Notice and expresses its acceptance to purchase additional Shares not bought by other Shareholders, if the accepting Shareholders offer to purchase more than one hundred per cent (100%) of the Offeror's Shares pursuant to this Article 5, those Shareholders who accept such offer or any of them, having expressed their consent to acquire an additional number of Shares shall be entitled, to purchase the remainder of the Vendor's Shares in proportion to their Shareholdings (in aggregate number) of Class A, Class B and Class P shares (excluding the Shares of the Vendor, the Shares of any other Shareholder refusing the offer pursuant to this Article 5 and the Shares of any other Shareholder accepting the offer made pursuant to this Article in proportion of his shareholdings (in aggregate number) of Class A, Class B and Class P shares but refusing to purchase additional Shares) at the price and on the terms set out in the offer of the Offeror. In the event none of the other Shareholders accepts to purchase all Vendor's Shares pursuant to the offer, if the Vendor's Shares are not sold to the Offeror within the sixty (60) days next following the completion of the above process, the provisions of this Article 5 shall again apply from that time forward and from time to time.

4.2 Without limiting Article 5.1 above and when Article 6.1 hereafter does not apply or if Pettigrew and Pettigrew's Corporation refuse or fail to exercise their rights to purchase or refuse or fail to purchase at Closing under
    Article 6, should a Shareholder holding more than fifty percent (50%) of the votes in Company's Shares (a "Majority Shareholder") or Pettigrew (including

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    Pettigrew's Corporation) receive a third party offer, all
    other Shareholders must have the right (but not the obligation), under said Offeror's offer to sell their Shares in the Company on the same terms and conditions as those offered to the Majority Shareholder or Pettigrew (including Pettigrew's Corporation), otherwise the Majority Shareholder or Pettigrew (including Pettigrew's Corporation), may not accept the Offeror's offer. The Offeror's offer made to the Majority Shareholder or Pettigrew (including Pettigrew's Corporation) must be open for acceptance by all other Shareholders for a period of not less than one hundred and twenty (120) days from the receipt of the Notice by all other Shareholders. Notwithstanding this Article 5.2, when Pettigrew and/or Pettigrew's Corporation exercise their rights provided by Article 6.1 herein on the sale of Shares of a Majority Shareholder, this Article 5.2 is not applicable, unless the closing of such transaction by Pettigrew and/or Pettigrew's Corporation, as purchaser, does not take place.

4.3 Cinepix and Lions Gate Films hereby irrevocably agree in favour of Pettigrew and Pettigrew's Corporation that if there is a direct or indirect change in Control of Cinepix and/or Lions Gate Films (except only in the case of a change in Control of Lions Gate), Pettigrew and Pettigrew's Corporation shall have the option within sixty (60) days of their knowledge of said change, to solidarily require Cinepix and Lions Gate Films to purchase their Shares at the price stipulated in Article 11, it being understood however that: (i) without restricting Pettigrew's rights under his employment agreement with the Company attached hereto as Schedule 4 (the "Employment Agreement") to exercise the option provided by this Article 5.3, Pettigrew shall be under the obligation to submit his resignation as an employee of the Company; (ii) for evaluation purposes the fact that Pettigrew ceases to be an employee of the Company shall be considered in the determination of the Fair Market Value of his Shares, (iii) payment of the purchase price to Pettigrew and Pettigrew's Corporation shall be made as follows : (a) twenty-five percent (25%) at closing, which shall occur at the latest thirty (30) days after Fair Market Value of Pettigrew's Shares and Pettigrew's Corporation's Shares has been determined; (b) twenty-five percent (25%) six (6) months after closing; (c) twenty-five percent (25%) twelve (12) months after closing; and (d) twenty-five percent (25%) eighteen (18) months after closing.

    Subject to Pettigrew's and Pettigrew's Corporation's rights outlined in Article 6 hereafter, any sale, transfer, assignment or other disposal of the Convertible Debenture shall be subject to this Article 5. For greater certainty, no partial sale of the Convertible Debenture is permitted.

4.4 Article 5 shall cease to apply should the Company successfully complete a Public Listing, except for an event giving rise to the first refusal mechanism which has occurred prior to the completion of said Public Listing and which is still existing when the Company completes its Public Listing.


5.  RIGHTS OF PETTIGREW AND PETTIGREW'S CORPORATION TO PURCHASE
    ALL SHARES AND/OR CONVERTIBLE DEBENTURE COVERED BY AN
    OFFEROR'S OFFER MADE TO CINEPIX (AND ITS SUCCESSORS)

5.1 Without restricting the provisions of Article 14 hereinafter, in the event Cinepix (and its successors) receives a bona fide offer from a third party or another Shareholder (other than Pettigrew or Pettigrew's Corporation) (hereinafter in this Article the "Offeror") to purchase all of its Shares and/or Convertible Debenture (in its entirety) which it desires to accept, Pettigrew and/or Pettigrew's Corporation (at Pettigrew's choice) shall, notwithstanding the provisions of Article 5.1 above, have the exclusive right to purchase all the Shares and/or Convertible Debenture mentioned in the Offeror's offer made to Cinepix (and its successors) at the price and on the terms set out therein. The parties agree that, provided that a sale by Cinepix (or its successors) to a third party or a Shareholder has taken place after giving rise to this
    Article 6, this priority right of first refusal shall not apply thereafter and Pettigrew and Pettigrew's Corporation shall only benefit from the rights of first refusal provided in Article 5.

    Pettigrew and/or Pettigrew's Corporation may accept in writing to purchase all the Shares and/or Convertible
    Debenture mentioned in the Offeror's offer within sixty (60) days from receipt of the

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    Notice by forwarding acceptance in writing to Cinepix (or
    its successors) together with (i) a letter or other documents from a bona fide financial institution, lender or investor (or a combination thereof) approving with or without conditions to finance such an eventual acquisition by Pettigrew and/or Pettigrew's Corporation or (ii) evidence of sufficient funding by Pettigrew and/or Pettigrew's Corporation to finance such an eventual acquisition. Failure to respond as aforesaid within this delay shall be deemed to be a refusal of Pettigrew and/or Pettigrew's Corporation to exercise their rights pursuant to this Article 6.1 and then Cinepix (and its successors), as Vendor, shall be required to continue the process already commenced pursuant to Article 5 above.

5.2 Notwithstanding any provision to the contrary, to finance the acquisition of the Shares and/or Convertible Debenture covered by an Offeror's offer pursuant to this Article 6, Pettigrew and/or Pettigrew's Corporation shall be entitled to sell Shares to raise the sum required for the purchase as long as Pettigrew and Pettigrew's Corporation remain the owners of Shares representing at least ten percent (10%) of equity (exclusive of votes) at closing of the acquisition. Closing shall occur within thirty (30) days of the forwarding of written acceptance (accompanied with appropriate documents as provided for in the second paragraph of Article 6.1) by Pettigrew and/or Pettigrew's Corporation; if for any reason whatsoever Pettigrew and/or Pettigrew's Corporation, acting in good faith, cannot close the transaction, Cinepix (and its successors), the other Shareholders, the Offeror and any other party involved will have no recourse against Pettigrew and Pettigrew's Corporation and then, Cinepix (and its successors), as Vendor, shall be required to continue compliance with the provisions of Article 5 above. It is agreed that even in the cases of failure to respond to the Notice or if, after acceptance of the Offeror's offer contained in the Notice, a closing does not occur in accordance with this Article 6.2, Pettigrew and Pettigrew's Corporation shall have the benefit of the provisions of Article 5.1.

5.3 The rights to purchase given to Pettigrew and Pettigrew's Corporation pursuant to this Article 6 shall continue to exist even if the Company successfully completes a Public Listing. However, if the sale of Shares and/or Convertible Debenture by Cinepix (and its successors) would not result in a loss of Control of the Company by Cinepix (and its successors), these rights to purchase would only cover the Class B shares and the Convertible Debenture held by Cinepix (and its successors) which are intended to be sold, if any, and not the Class A shares of the Company which are intended to be sold. For greater certainty, if, after a Public Listing, the sale of Shares and/or Convertible Debenture would result in a loss of Control of the Company by Cinepix (and its successors), these rights to purchase would cover all the Shares and/or Convertible Debenture which are intended to be sold.

5.4 In the event Article 6.1 applies and Pettigrew and/or Pettigrew's Corporation exercises the exclusive right to purchase all the Shares and/or Convertible Debenture mentioned in the Offeror's offer, all other Shareholders have the right (but not the obligation) to sell to Pettigrew and/or Pettigrew's Corporation, their Shares in the Company on the same terms and conditions as those offered to Cinepix (and its successors) by the Offeror. The other Shareholders will have a period of not less than twenty (20) days from the receipt of the Notice (as defined in Article 5.1) to exercise this option to sell. For greater certainty,
    Article 6.2 shall apply mutatis mutandis when other Shareholders exercise their option to sell hereunder.

5.5 The Shareholders agree that this Article 6 shall apply as long as Pettigrew (i) is a Senior Officer of the Company, subject to what is provided hereunder in case of wrongful dismissal of Pettigrew; and (ii) has (considering any anti-dilution option he has under the Option to Pettigrew, as deemed exercised) either a) at least five percent (5%) of the equity of the Company (exclusive of voting rights) provided he has at least eighty-four thousand (84,000) Shares of

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    the  Company, whether in Class A, Class B and/or Class P
    shares or b) at least ten percent (10%) of equity of the Company (exclusive of voting rights) if he has less than eighty-four thousand (84,000) Shares of the Company, whether in Class A, Class B and/or Class P shares. The Shareholders agree that if Pettigrew alleges, in writing, within ten (10) Business Days of his knowledge of his dismissal, to have been wrongfully dismissed, his option pursuant to this
    Article 6 shall remain in full force and effect (subject to compliance with this paragraph) until a final arbitration award has been rendered on this matter by the arbitration tribunal of which the members shall have been nominated pursuant to the Employment Agreement declaring that the dismissal of Pettigrew was not a wrongful dismissal or the execution of an out of court settlement to this effect.



6.  DEATH OR DISABILITY OF PETTIGREW

6.1 Pettigrew and, as the case may be, Pettigrew's Corporation and Pettigrew's estate, hereby irrevocably offer to sell to the Company, which irrevocably accepts to buy, at the price stipulated in Article 11 hereof and upon the terms and conditions set forth hereinafter all of his (its) Shares and Convertible Debenture(in its entirety) then held in the event of the death or Disability of Pettigrew, whichever comes first, which events are each a suspensive condition to this offer.

6.2 Article 7 shall cease to apply should the Company successfully complete a Public Listing, unless the death or Disability of Pettigrew has occurred prior to the closing of said Public Listing.

6.3 The closing of the sale of Shares and Convertible Debenture provided for in Article 7 shall occur within six (6) months of the death or Disability of Pettigrew.



7.  LIFE INSURANCE AND DISABILITY INSURANCE

7.1 In order to fulfill the Company's obligations in the event of Pettigrew's death or Disability pursuant to Article 7, the Company shall use its best efforts to subscribe and maintain in full force and effect throughout the term of this Agreement a policy or policies of life insurance on the life of Pettigrew for an aggregate coverage amount of at least Six Million Canadian Dollars (CDN$6,000,000) payable upon the death of Pettigrew and the Company shall use its best efforts to subscribe and maintain in full force and effect throughout the term of this Agreement a policy or policies on the Disability of Pettigrew for such reasonable available coverage (hereinafter collectively the "Policies") and Pettigrew hereby accepts to submit himself to, as may be reasonably required at any time and from time to time, any medical examination for the purposes of subscribing and maintaining in full force and effect the Policies. The owner of such Policies and the beneficiary (hereinafter the "Beneficiary") of the proceeds of the Policies (hereinafter the "Proceeds") shall be the Company. On a yearly basis, the Company shall review and increase, if necessary, the Proceeds payable under the Policies to ensure that the amount of life insurance in such year is at least equal to the value of the Shares and Convertible Debenture held by Pettigrew or Pettigrew's Corporation calculated as if the obligations to purchase those Shares and Convertible Debenture was created on the first day of January of any year this Agreement is in force, starting January 1, 2000 and make the necessary adjustments to any policies payable upon the Disability of Pettigrew.

    Notwithstanding anything to the contrary in this Agreement :

    a) When upon Pettigrew's death or Disability, the Company must buy Shares and Convertible Debenture from Pettigrew, Pettigrew's estate or Pettigrew's
         Corporation (hereinafter in this Article "Pettigrew's
         Shares") the first One Million Canadian Dollars
         (CDN$1,000,000) payable out of the Proceeds shall be used by the Company to buy

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         Pettigrew's Shares and Convertible Debenture, the next
         One Million Five Hundred Thousand Canadian Dollars (CDN$1,500,000) payable out of the Proceeds shall be kept by the Company and the remainder of the Proceeds shall be used by the Corporation to fund the purchase of Pettigrew's Shares and Convertible Debenture.

         The foregoing amount of One Million Five Hundred
         Canadian Dollars (CDN$1,500,000) shall read as One
         Million Two Hundred and Fifty Thousand Canadian Dollars
         (CDN$1,250,000) after June 23, 2000.

    b) Unless all Shareholders consent to the contrary, in any Company's financial year, the Company shall not pay, as premiums excluding applicable taxes, more than Fifty Thousand Canadian Dollars (CDN$50,000) for the Policies. If the Company has to pay more than Fifty Thousand Canadian Dollars (CDN$50,000) for the Policies, then the insurance coverage shall be diminished to such an amount where the insurance premiums shall not be more than Fifty Thousand Canadian Dollars (CDN$50,000).

7.2 Upon the death of Pettigrew or his Disability, subject to
    Article 8.1, all or part of the Proceeds shall be used by the Beneficiary to fund the purchase of such Shares and Convertible Debenture, directly or indirectly, held and/or controlled by Pettigrew, Pettigrew's Corporation or the estate of the deceased Pettigrew (Pettigrew, Pettigrew's Corporation and the estate of the deceased Pettigrew, as the case may be, in this Article, the "Selling Shareholder"), so that the purchase price payable by the Company to the Selling Shareholder in respect of such Shares and Convertible Debenture be fully funded by all or part of the Proceeds, as the case may be. Notwithstanding anything to the contrary herein, in the event that the Proceeds (distributed in accordance with Article 8.1) are not sufficient to fund or fully fund the payment of the purchase price, then the Company shall only buy and the Selling Shareholder shall only sell to Company such number of Shares and that part of the Convertible Debenture which may be fully paid out of the Proceeds; any Shares and part of the Convertible Debenture of the Selling Shareholder which have not been bought by the Corporation because the Proceeds were insufficient shall be bought by the Company and sold by the Selling Shareholder as follows for each financial year ended after the foregoing purchase:

    (i) within three (3) months after the approval of the Company's financial statements, the Auditors shall determine the Company's after tax profit for said year, as determined by said Auditors applying the generally accepted accounting principles applicable in Canada and the board of directors of the Company shall cause, to the extent permitted by the Companies Act (Quebec), the Company to use twenty-five percent (25%) of said amount to fund purchase of additional Shares and part of the Convertible Debenture from the Selling Shareholder. The purchase price of these additional Shares and part of the Convertible Debenture shall be equivalent to the purchase price per Share which had been paid out of the Proceeds to the Selling Shareholder.

         When Article 13.4 applies, the purchase of these additional Shares and part of the Convertible Debenture shall occur before the declaration and payment of the annual dividend provided in said Article 13.4.

    The Company shall take all such commercial efforts which may be required to designate or qualify any and all part of the purchase price payable out of the Proceeds as a "capital dividend" or such other designation qualifying the payment of the purchase price as tax free to the recipients to the extent available under prevailing tax laws at the relevant time.

7.3 The premiums payable in respect of the Policies in any financial year shall be assumed by the Company. In the event the Company fails to maintain the Policies, any Shareholder may do so for

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    the account of the Company and the Company shall consequently reimburse any insurance premiums paid by a Shareholder.

7.4 If Pettigrew ceases to be a direct or indirect Shareholder of the Company or if the Company completes a Public Listing prior to the death or Disability of Pettigrew, the Company shall relinquish all of its interest in and under all Policies held on the life and Disability of Pettigrew and shall take such steps as are necessary or expedient to assign such interest in accordance with Pettigrew's instructions. The Company shall pay all premiums for said Policies until the date such assignment is effective.



8.  ADDITIONAL RIGHTS OF PETTIGREW

8.1 In the event of termination of Pettigrew's employment with the Company resulting from non-renewal of the Employment Agreement by the Company or of termination of Pettigrew's employment without Cause (as defined in the Employment Agreement) or of retirement by Pettigrew from his employment after the age of fifty-five (55) years old, the parties agree that Pettigrew and Pettigrew's Corporation shall have the right, within ninety (90) days of occurrence of the relevant event, to require that the Company (or a third party solicited by the Company) purchase their Shares and Convertible Debenture at the price set forth in Article 11 and, upon receipt of a notice for this purpose, the Company (or the acquiring third party), shall be obliged to purchase such Shares and Convertible Debenture from them, upon the terms and conditions contained in this Agreement. The Company and any third party acquiring said Shares and Convertible Debenture are solidarily bound towards Pettigrew and Pettigrew's Corporation to comply with all provisions of this Agreement. The above option to Pettigrew and Pettigrew's Corporation shall cease should the Company have completed a Public Listing prior to the exercise of the option or if Pettigrew and/or Pettigrew's Corporation acquire the Control of the Company.

8.2 Without limiting the provisions of Article 14 and as long as Cinepix, Cinepix Films, Cinepix Inc. and/or Lions Gate Films, directly or indirectly, Control the Company, in the event of a direct or indirect change of Control of Cinepix, Cinepix Films, Cinepix Inc. or Lions Gate Films (except only in the case of a change of Control of Lions Gate) Pettigrew shall have, in his sole discretion, the option to purchase, directly or through Pettigrew's Corporation, all but not less than all of the issued and outstanding Shares and the Convertible Debenture of the Company held by Cinepix (and its successors pursuant to Article 3.2) (the Shares and the Convertible Debenture are collectively designated in this Article the "Purchased Shares and Debenture").

    Pettigrew must exercise this option within sixty (60) days following the earlier of a) his receipt of a notice containing all relevant details of such a transaction or b) his knowledge of the occurrence of the transaction with all relevant details of such transaction by sending to the owner of said Purchased Shares and Debenture a notice stating that Pettigrew or Pettigrew's Corporation exercises his option under this Article 9.2. Pettigrew may, at his discretion, but without any obligation to do so, renounce, in writing, to the term provided above in a) or b), and exercise this option even if he has not received a notice of the transaction or all relevant details of such a transaction.

    Pettigrew shall have an additional sixty (60) days after the Fair Market Value of the Purchased Shares and Debenture has been determined in accordance with Article 11 (which Article 11 shall be applicable in its entirety except the delay of thirty (30) days within which Pettigrew or Pettigrew's Corporation (as the Purchaser as defined in Article 11) and the Vendor (as defined in Article 11) shall try to reach an agreement as to the purchase price shall start from the occurrence of the earliest of event a) or b) above described in this Article 9.2 or the renunciation of Pettigrew

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    to the term provided above in a) or b))  to obtain the
    requisite financing to buy the Purchased Shares and Debenture. The terms of payment for the Purchased Shares and Debenture (as the case may be) shall be those stated in Article 12.2 b) of this Agreement. If for any reason whatsoever Pettigrew or Pettigrew's Corporation, acting in good faith, cannot close the transaction after having exercised his option, the Shareholders and any other party involved will have no recourse against Pettigrew or Pettigrew's Corporation;
    however, in such a case, this Article will cease to receive application for the future.

    Article 6.2 of this Agreement shall apply mutatis mutandis in favour of Pettigrew and Pettigrew's Corporation to finance an acquisition pursuant to this Article 9.2

    This Article 9.2 applies whether or not the change of Control contemplated herein would result in the loss for the Company of the Quebec Tax Credits and/or Canadian Tax
    Credits, or would have a negative impact thereon.

    The Shareholders agree that Article 9.2 shall apply as long as Pettigrew (i) is a Senior Officer of the Company, subject to what is provided hereunder in case of wrongful dismissal of Pettigrew; and (ii) has (considering any anti-dilution option he has under the Option to Pettigrew, as deemed exercised) either a) at least five percent (5%) of the equity of the Company (exclusive of voting rights) provided he has at least eighty-four thousand (84,000) Shares of the Company, whether in Class A, Class B and/or Class P shares; or b) at least ten percent (10%) of equity of the Company (exclusive of voting rights) if he has less than eighty-four thousand (84,000) Shares of the Company, whether in Class A, Class B and/or Class P shares.

    The Shareholders agree that if Pettigrew alleges, in writing, within ten (10) Business Days of his knowledge of his dismissal, to have been wrongfully dismissed, his option pursuant to this Article 9.2 shall remain in full force and effect (subject to compliance with the above paragraph) until a final arbitration award has been rendered on this matter by the arbitration tribunal of which the members shall have been nominated pursuant to the Employment Agreement declaring that the dismissal of Pettigrew was not a wrongful dismissal or the execution of an out of court settlement to this effect.

    This Article 9.2 applies even after the Company successfully completes a Public Listing and applies regardless of the fact that the change of Control may have resulted into conversion of Class P shares into Class B shares.



9.  DEFAULT

9.1 The occurrence of any of the following events shall constitute an event of default (an (r)Event of Default") hereunder on the part of the Shareholder with respect to whom such event occurs (the "Defaulter"), if, within the number of Business Days, provided in the notice of such default sent by any other party in the manner set forth in
    Article 10 below, following receipt of said notice, the Defaulter fails to cure the default; provided, however, that the occurrence of any event described in Articles 10.1 (a) to (d), 10.1(g) and 10.1 (i) shall constitute an Event of Default immediately upon such occurrence without any requirement of notice or passage of time, except as specifically set forth in any such Articles :

    (a) the institution by a Shareholder of proceedings of any nature under any laws of Canada, of any province, of the United States of America or of any American State for the relief of debtors wherein such Shareholder is seeking relief as debtor including the taking of any action by a Shareholder to participate in, or commence any proceeding relating to,

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         insolvency or bankruptcy or the seeking of reorganisation, arrangement, protection, relief or composition of a Shareholder or any of his or its property or debt or the making of a proposal under any law relating to bankruptcy, insolvency, reorganisation or compromise of debt;

    (b) a general assignment by a Shareholder for the benefit of its creditors in general;

    (c) the institution against a Shareholder of a petition of bankruptcy under any section of the Bankruptcy and Insolvency Act (Canada) or any similar act under the U.S. or any American State laws, which proceeding is not dismissed, stayed or discharged within a period of sixty (60) days after the filing thereof or, if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding;

    (d) any admission by a Shareholder in writing of its inability to pay its debts as they become due or any acknowledgement of insolvency;

    (e) any material breach or violation of this Agreement by a Shareholder;

    (f) except as provided for in Articles 3.1 or 12.2(b) of this Agreement, the registration of any legal hypothec on all or part of the Shares held by a Shareholder where such hypothec remains registered for a period of more than twenty (20) days after the registration thereof or the rendering of any judgment against any Shareholder as a result of any action taken by any third party, which condemns the Shareholder to the payment of an amount of $100,000 or more unless an appeal is taken therefrom within the period of time permitted by law to appeal from such judgment, and as long as said appeal is not partly or fully dismissed, or the amount payable under such judgment (as modified by an out of court settlement) is paid and discharged in full and evidence of such appeal or of such payment and discharge is provided to all the other parties hereto within the aforesaid period of time or if no appeal may be taken from such judgment unless the amount payable under such judgment is paid and discharged in full and evidence of such payment and discharge is provided to all the other parties hereto within a period of thirty (30) days following the date such judgment is rendered;

    (g) private appointment of a receiver, trustee or similar official for a Shareholder's property and assets or any part thereof, which appointment is not dismissed, stayed or discharged within a period of sixty (60) days after the filing thereof or, if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such appointment;


    (h) seizure of his or its Shares or Convertible Debenture, including execution, distress or other enforcement process (in this Article 10.1 (h), the "Seizure"), not opposed within five (5) days of such Seizure or if after such opposition the Seizure is not quashed and the seizing party could become owner of the Shares or Convertible Debenture; or

    (i) any Shareholder or any of its directors and officers commits a fraud against the Company or one of its Subsidiaries.

9.2 Should any of the events described in Article 10.1 (e), (f) or (h) occur, any Shareholder may send a notice to the Defaulter and to all the other Shareholders hereto, setting forth the details of the default, and, if any, the manner in which such default may be cured by the Defaulter together within a fifteen (15) Business Days delay of sending of said notice to the Defaulter.

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9.3 If a default under Article 10.1 (a) to 10.1 (d), 10.1 (g)
    and 10.1 (i) arises or if a default arises under Article
    10.1 (e), 10.1 (f) or 10.1 (h) which is not cured following the notice of default sent pursuant to Article 10.2 within the delay therein stipulated, which default is a suspensive condition of this offer, then the Defaulter irrevocably offers to sell to other Shareholders at the price stipulated in Article 11; his (its) Shares, as determined at the occurrence of the condition of this offer.

9.4 In the event that any Shareholder wants to accept the offer made pursuant to Article 10.3 within thirty (30) days of his knowledge of an Event of Default, he shall send a notice of his acceptance to the other Shareholders, the Defaulter and the Company. After receipt of this notice, if one or more of the other Shareholders also want to accept the offer made pursuant to Article 10.3, within thirty (30) days of receipt of the acceptance of the offer from the first accepting Shareholder, said other Shareholders shall give notice of their acceptance to the Defaulter, the Company and all other Shareholders, including the first accepting Shareholder, failing which all other Shareholders are deemed not to have accepted the offer. If more than one Shareholder accepts the offer made pursuant to Article 10.3, the accepting Shareholders shall acquire the Shares of the Defaulter in proportion to the Class A, Class B and Class P shares (in aggregate number) they hold (excluding the Shares of all other Shareholders and of the Defaulter).

9.5 The closing of the sale provided for in this Article must occur within sixty (60) days of the last acceptance of the offer by the other Shareholders.

9.6 The Shareholders and the Company hereby renounce to Article
    1392 of the Civil Code of the Province of Quebec.

9.7 Any Event of Default by Pettigrew shall be deemed to be an Event of Default by Pettigrew's Corporation and vice versa.



10.  VALUATION

10.1 The value (or purchase price) of each of the Shares and Convertible Debenture pursuant to Articles 5.3, 7, 9 and 10 of this Agreement shall be the amount agreed to by the Purchaser acquiring the Shares and Convertible Debenture and the vendor of said Shares and Convertible Debenture (hereinafter the "Vendor") within the thirty (30) day period following request by the Purchaser or the Vendor to establish the purchase price. In the event agreement is not reached within such thirty (30) day period, each of the Vendor and the Purchaser shall, within fifteen (15) days following the expiry of such thirty (30) day period, appoint a business valuator having experience in the Business to determine the Fair Market Value of the Shares and Convertible Debenture as at the date of the event giving rise to the sale. Each such valuator (the "Original Valuators") shall be instructed to deliver its valuation as soon as practicable, and in any event within thirty (30) days of his appointment. Each party to valuation and the Company (when the Company is not the Purchaser) must collaborate to promptly give all relevant information to the Original Valuators. If a party to valuation does not so appoint such a valuator, then the valuation determined by the valuator appointed by the other party shall be the purchase price for the Shares and Convertible Debenture.
     For greater certainty, the costs and expenses of each Original Valuator shall be paid by the party retaining such valuator. For the purposes of Article 11, Pettigrew and Pettigrew's Corporation (if such a corporation is a Vendor ) shall be deemed to be one party to valuation and if more than a person is the Purchaser, said persons shall be deemed to be one party to valuation.

10.2 If the lowest of the two (2) valuations of the Original
     Valuators is at least ninety percent (90%) of the highest valuation of the Original Valuators, the purchase price for the Shares and Convertible

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     Debenture shall be equal to the mid-point of the two (2)
     original valuations. If the lowest of the two (2) valuations is less than ninety percent (90%) of the highest valuation, the Original Valuators shall, within ten (10) days of the delivery of the last of the valuations, mutually agree upon a third valuator having xperience in the Business (the
     "Third Valuator") who shall determine the Fair Market Value of the Shares and Convertible Debenture as aforesaid which valuation shall be the purchase price for the Shares and Convertible Debenture and which shall be final and binding upon the Purchaser and the Vendor, unless the valuation of the Third Valuator is lower than the two (2) valuations of the Original Valuators, in which case the lowest valuation of the Original Valuators shall be deemed to be the Fair Market Value of the Shares and Convertible Debenture and shall be final and binding upon the Purchaser and the Vendor. If the Original Valuators fail to appoint a Third Valuator within such ten (10) day period, the Third Valuator shall be appointed by the Auditors of the Company. The Third Valuator shall be instructed to deliver its valuation as soon as practicable, and in any event within thirty (30) days of his appointment. Each party and the Company (when the Company is not the Purchaser) must collaborate to promptly give all relevant information to the Third
     Valuator. The costs of the Third Valuator shall be paid by the party whose Original Valuator provided a valuation which is furthest from the valuation determined by the Third Valuator.

10.3 For the purposes of valuation under Article 11, the Original Valuators and the Third Valuator must consider that Pettigrew and/or Pettigrew's Corporation (if such a Corporation is a Vendor) have exercised any and all options (under the Option to Pettigrew and any other stock option plan to be put in place in the future by the Company) to buy Company's Shares and the value of such deemed Shares is equivalent to the Fair Market Value of such deemed Shares less the amount that would have to be paid by Pettigrew and/or, as the case may be, Pettigrew's Corporation to exercise such options; it being understood however that if the latter amount is greater than the Fair Market Value, the value of the deemed shares will be considered to be nil.



11. CLOSING

11.1 Unless otherwise agreed by the Purchaser and the vendor of the Shares (hereinafter in this Article the "Vendor"), the closing of any sale and purchase contemplated in this Agreement shall be at a place (in Montreal, Quebec) and time as determined by the Purchaser; provided, however, the date is within the time limit set for the sale, purchase and payment of the purchase price for the first part thereof.

11.2 Unless otherwise agreed by the Purchaser and the Vendor, the Purchaser shall deliver to the Vendor:

     (a) In the circumstances contemplated by Article 7.1, when Pettigrew, Pettigrew's Corporation and/or Pettigrew's estate is the Vendor, in the case of Proceeds being payable to the Company in respect of the death of Pettigrew or its Disability, the Company (acting as Purchaser) shall, subject to Article 8.1, remit to the Vendor the lesser of (i) the purchase price for such shares and (ii) up to the amount of life insurance Proceeds paid to the Company, a certified cheque for the full amount payable under Article 8.1;

     (b) In the circumstances contemplated by Article 9.2, the terms of payment will be forty percent (40%) at closing; twenty percent (20%) six (6) months after closing; twenty percent (20%) twelve (12) months after closing and twenty percent (20%) eighteen (18) months after closing; furthermore, all Shares and Convertible Debenture of Pettigrew and/or Pettigrew's Corporation shall be given as a collateral guarantee of the purchase price to the Vendor by way of hypothec (subject to the rights of a third party having

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          financed part of the purchase price pursuant to Article
          9.2) and in case of default of payment, this shall not result into a default pursuant to Article 10 and the only recourse under this Agreement or at law would be exercisable against such collateral security and no personal recourse or other type of recourse would exist against Pettigrew and Pettigrew's Corporation.

     (c)  In all cases other than Article 12.2(a) and (b):

          (1) a certified cheque in an amount equal to forty percent (40%) of the purchase price, except in case of bankruptcy where the amount of certified cheque shall be limited to ten percent (10%) of the purchase price; and

          (2) a Promissory Note of the Purchaser of the balance of the purchase price, payable over three (3) years in equal annual instalments of principal and interest with interest at the prime commercial lending rate of the Company's bankers determined as at the Closing, except in case of bankruptcy where the purchase price shall be payable over seven (7) years in equal annual instalments of principal and interest at the prime commercial lending rate of the Company's bankers determined as at the Closing.

     (d) In the case where a Promissory Note is issued by the Purchaser, a hypothecation, of the Shares or Convertible Debenture which are the subject matter of the sale and purchase, to the Company's legal counsel in each case to be held in trust for the Vendor and the given Purchaser as their interests appear under the terms of this Agreement;

     (e) Any on demand or no term indebtedness owing by the Company to the Vendor shall be repaid by the Company to the Vendor within a one (1) year period of the closing of the sale of the Shares, it being understood that this term of payment is in favour of the Company;

     (f) A release of all guarantees given by the Vendor (including Pettigrew's wife, Luz Dary Quintero, if Pettigrew is the Vendor and including Pettigrew and his wife Luz Dary Quintero, if the Vendor is Pettigrew's Corporation) in respect of the Company's indebtedness and all collateral security relating thereto. If the Purchaser is unable to obtain such releases by Closing, the Purchaser shall indemnify, in writing, the Vendor (and Pettigrew if the Vendor is Pettigrew's Corporation) against all claims on such guarantees and shall continue to use best efforts to obtain the release of such guarantees.

11.3 Unless otherwise agreed by the Purchaser and the Vendor, at the Closing, the Vendor shall deliver to the Purchaser the following:

     (a) Share certificates for all Vendor's Shares duly endorsed for transfer in blank;

     (b) Resignation of Vendor's nominee directors from the board of directors of the Company.

11.4 Unless otherwise agreed by the Purchaser and the Vendor and subject to Article 12.2(d), after closing provided in
     Article 12, the Vendor shall not, thereafter, be entitled to any dividends or other distributions which may be declared and become payable on those Shares being sold and in the event that such Shares are hypothecated, such dividends or other distribution shall be paid by the Company to its legal counsel, who shall in turn apply such dividends or other distributions in payment of the purchase price to the extent that such dividends or other distributions are in cash. To the extent that such dividends or other distributions are not in cash, they should be held by

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     the legal counsel of the Company on the same terms and subject to the same conditions as those on which the Shares on which the dividends or other distributions have been made are held.



12.  MANAGEMENT

12.1 The day to day operation of the Company shall be carried on under the management of the President and Chief Executive Officer of the Company, subject to the supervision of the board of directors of the Company in accordance with the Companies Act (Quebec) it being agreed that no Major Decision shall be made except with the approval of the board of directors of the Company and the consent of Shareholders holding not less than eighty percent (80%) in aggregate of the voting rights in issued Shares for Major Decisions provided for under Articles 13.1 (b), (c), (d), (e), (f),
     (g), (k) and (q) and the unanimous consent of Shareholders holding not less than one hundred percent (100%) in the aggregate of the voting rights in issued Shares for Major Decisions provided for in Articles 13.1 (a), (h), (i), (j),
     (l), (m), (n), (o), (p), (r) and (s) in addition in all cases to any other approval which may be required by law or by the articles of the Company, it being further agreed that the following matters shall be Major Decisions:

     (a)  Subject to  the provisions of various paragraphs of
          Article 13, Article 14.4 and Article 16.1 of this Agreement, any change in the number of directors and any action which would impair the rights of any Shareholder to nominate their representatives to the board of directors of the Company;

     (b) The salary, bonuses or other compensation to be paid by the Company to the President and Chief Executive
          Officer, except as agreed in the Employment Agreement or in any stock option plan put in place by the Company for its directors and senior executives or bonus plan put in place by the Company for its Senior Officers;

     (c)  Subject to the  provisions of various paragraphs of
          Article 13, Article 14.4 and of Article 16.1 of this
          Agreement, any change of the quorum of the meetings of the board of directors of the Company and of Shareholders;

     (d)  Any change in the Auditors of the Company;

     (e) Any change in the Business, as currently carried on by the Company;

     (f) Any change in the head office and principal place of business of the Company outside the Metropolitan Region of Montreal;

     (g) Any acceptance and go-ahead on a production of the Company which exceeds CDN$1,000,000 in budget
          (excluding direct and indirect producer and administrative fees and profits of Company's
          Subsidiaries), except :

          i)   when the total budget production is
               between CDN$1,000,000 and CDN$5,000,000 if at least eighty percent (80%) of the production budget (excluding direct and indirect producer and administrative fees and profits of Company's Subsidiaries) is covered by financings, commitments, agreements, tax credits and tax advantages, by among others, co-producers, distributors, sponsors, bankers, lenders, financial partners, governments and/or other parties; and

          ii) when the total budget production is more than CDN$5,000,000, if at least ninety percent
               (90%) of the production budget (excluding direct and indirect

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               producer and administrative fees and profits of
               Company's Subsidiaries) is covered by financings, commitments, agreements, tax credits and tax advantages by, among others, co-producers, distributors, sponsors, bankers, lenders, financial partners, governments and/or other parties.

          For the purposes of this Article 13.1(g) deferred payments may be considered as financings when said differed payments shall be made out of the production revenues.

     (h) The dissolution, winding-up and liquidation of the Company;

     (i) Any assignment of the assets of the Company in bankruptcy, deposit of a proposal in bankruptcy and any other recourse for the protection of debtors;

     (j) The amalgamation or merger of the Company with another entity;

     (k) The granting of a loan or other financial aid of more than CDN$25,000 to or the guaranteeing of more than CDN$25,000 of a debt of a Shareholder or an Affiliate of a Shareholder;

     (l) Any acquisition or disposition by the Company of any asset of the Company worth more that CDN$100,000 if not already in the Company's budgets or business plans approved by the board of directors of the Company;

     (m) Any other change in the Articles or By-Laws of the Company;

     (n) Any matters relating to the payment of dividends, distribution of surplus, repurchase or redemption of Shares of the Company, except as provided in this Agreement or the Employment Agreement;

     (o) Any sale, transfer, assignment or other disposal of Shares of the Company, except if made in accordance with the provisions of this Agreement, the Option to Pettigrew, the Convertible Debenture or the stock option plan to be established under Article 19;

     (p) Any issuance of Shares and options and other securities of the Company, except for those issued under:

          i)   the Option to Pettigrew;

          ii)  the Option to Faire Trust;

          iii) the stock option plan to be put in place for the directors and senior executives of the Company under Article 19;

          iv)  the Convertible Debenture;

          v) if in the reasonable opinion of a majority of members of the board of directors an issue of shares is necessary because the Company has a cash balance of CDN$500,000 or less after reserving cash to meet the Company's short-term then outstanding obligations, debts and liabilities and no other source of financing is reasonably acceptable and available (including without limitation issues of shares to Shareholders), at standard business terms; and

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          vi)  Shares issued following the automatic conversions
               provided for in Article 14.2 and Shares issued pursuant to Articles 14.3 and 14.6.

     (q) Any transaction between the Company and any Shareholder of the Company and any of their Affiliates or their Subsidiaries, unless such transaction is no less favourable to the Company than could be obtained from persons dealing at arm's length with the Company;

     (r) The sale of all or substantially all of the assets of the Company; and

     (s) Any transaction out of the ordinary course of the Business of more than CDN$25,000.

     In addition, the parties hereto covenant and agree that any change in the name of the Company shall require the consent of Pettigrew as long as Pettigrew shall be the President and Chief Executive Officer of the Company or hold (directly and/or through Pettigrew's Corporation) more than ten percent (10%) of the aggregate of Class A, Class B and Class P shares.

12.2 Subject to the terms of the Employment Agreement, the parties hereto covenant and agree that the President and Chief Executive Officer of the Company chooses and dismisses the senior executives (excluding the president, chief executive officer, vice-president, secretary, assistant-secretary and treasurer) and employees of the Company and its Subsidiaries and establishes their remuneration.


12.3 As provided in Article 13.5, the Shareholders hereto covenant and agree that there shall be a maximum of nine (9) members to be elected to the board of directors of the Company; a majority of said directors must be Quebec
     Residents, except if Article 14.7 becomes applicable.

12.4 If by June 23, 2001, the Company has not completed a Public Listing, and as long as such a Public Listing is not completed, the board of directors shall cause, to the extent permitted by the Companies Act (Quebec) and agreements binding on the Company, the declaration and payment of an annual dividend equal to twenty-five percent (25%) of the Company's after tax profit for each of its financial year ended after said date, as determined by the Auditors applying the generally accepted accounting principles applicable in Canada. For greater certainty, the declaration and payment of this additional dividend shall occur after purchase and payment of the additional Shares provided for in Article 8.2 i) of this Agreement.

12.5 The parties hereto covenant and agree that each of the Shareholders shall be entitled to nominate directors to the board of directors of the Company as follows and each Shareholder covenant and agree to exercise his (its) voting rights consequently :


     CINEPIX

     (a) as long as Cinepix shall own fifty percent (50%) or more of the voting rights in issued Shares of the Company, it may elect five (5) directors;

     (b)  as long as Cinepix shall own between forty percent
          (40%) and fifty percent (50%) of the voting rights in issued Shares of the Company, it may elect four (4) directors;

     (c)  as long as Cinepix shall own between thirty percent
          (30%) and forty percent (40%) of the voting rights in issued Shares of the Company, it may elect three (3) directors;

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     (d)  as long as Cinepix shall own between twenty percent (20%)
          and thirty percent (30%) of the voting rights in issued Shares of the Company, it may elect two (2) directors;

     (e) as long as Cinepix shall own between seven percent (7%) and twenty percent (20%) of the voting rights in issued Shares of the Company, it may elect one (1) director;


     PETTIGREW

     (f) as long as Pettigrew and/or Pettigrew's Corporation shall own fifty percent (50%) or more of the voting rights in issued Shares of the Company, he/it may elect five (5) directors;

     (g) as long as Pettigrew and/or Pettigrew's Corporation shall own between forty percent (40%) and fifty percent
          (50%) of the voting rights in issued Shares of the Company, he/it may elect four (4) directors;

     (h) as long as Pettigrew and/or Pettigrew's Corporation shall own between thirty percent (30%) and forty percent (40%) of the voting rights in issued Shares of the Company, he/it may elect three (3) directors;


     (i) as long as Pettigrew and/or Pettigrew's Corporation shall own between twenty percent (20%) and thirty percent (30%) of the voting rights in issued Shares of the Company, he/it may elect two (2) directors;

     (j) as long as Pettigrew and/or Pettigrew's Corporation shall own between seven percent (7%) and twenty percent (20%) of the voting rights in issued Shares of the Company or own Shares and Pettigrew is the President of the Company, he/it may elect one (1) director;



     FAIRE TRUST

     (k) as long as Faire Trust shall own seven percent (7%) or more of the voting rights in issued Shares of the Company, it may elect one (1) director. Notwithstanding the above, it is also agreed that in the event of the automatic conversion of the Class P shares into Class B shares, Faire Trust shall maintain its right to elect one (1) director (even though it may hold less than seven percent of the voting rights in issued Shares of the Company) provided Faire Trust still holds more than 70% of the 29,000 Class A shares it currently holds in the Company (as such shares may be consolidated, subdivided or amended);


     FOX FAMILY

     (l) as long as Fox Family shall own seven percent (7%) or more of the voting rights in issued A Shares of the Company, it may elect one (1) director. Notwithstanding the above, it is also agreed that in the event of the automatic conversion of the Class P shares into Class B shares, Fox Family shall maintain its right to elect one (1) director (even though it may hold less than seven percent of the voting rights in issued Shares of the Company) provided Fox Family still holds more than 70% of the 58,000 Class A shares it currently holds in the Company (as such shares may be consolidated, subdivided or amended);

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     (m)  For greater certainty, subject to Articles 13.6 and
          13.8, only the Shareholder having appointed his (its) director to the board of directors of the Company may remove him from office and in the event of a vacancy to the board of directors, the Shareholder who appointed the director may only fill the vacancy and all the other Shareholders agree to vote in favour of the appointment of such new nominee.

12.6 Notwithstanding Article 13.5, the Shareholders agree that the directorship allotment of Cinepix and Pettigrew will be such that out of the seven directors currently available for these two (2) Shareholders, Cinepix (and its successors or assigns) and Pettigrew will each appoint, at their discretion, two (2) directors, and the other three (3) will be appointed by Cinepix with a veto right of their appointment given to Pettigrew, which veto right is subject to the following:

     12.6.1 Pettigrew may only reject a nominee of Cinepix if, acting bona fide:

          (a) the nominee works or renders services as a consultant, an adviser, an agent, a director, an officer or an employee of or is a majority or a minority shareholder having a significant influence on or a partner or the sole owner of a competitor or of an enterprise, a business or an organization which could be considered as detrimental to the Company's business or image;

          (b) the nominee is not a Quebec Resident ( when the majority of board members would not be Quebec Residents if the nominee becomes a director of the Company and Article 4.11 applies with respect to the Quebec Tax Credits), unless the first paragraph of Article 14.7 receives application;

          (c) the nominee does not bring a recognized expertise in :

               S                   the animation industry;
               S                   the financial field;
               S                   the taxation field; or
               S                   any other relevant business
                                   experience.

          (d) the nominee is not independent from Lions Gate or Lions Gate Films or any direct and indirect significant shareholders, subsidiaries and affiliates of the foregoing.

               An employee, director, officer, agent, advisor or provider of material goods and services of the above corporations is deemed to be not independent;

          (e) the nominee has been found guilty or is charged with intellectual property infringement or securities violation or any other crime.

     12.6.2 Pettigrew will inform Cinepix whether he will exercise or not his veto within ten (10) Business Days after he is aware that Cinepix wants to nominate a person to the Company's board of directors and he has obtained a detailed curriculum vitae of the nominee. In the course of determining whether he is going to exercise his veto right, Pettigrew may consult the Company's other Shareholders and speak with the nominee.

     12.6.3 If Pettigrew acts in bad faith and contrary to what is above provided in Article 13 and to the bests interests of the Company in exercising his veto right, then after having received a letter from Cinepix stating relevant details and giving him ten (10) days to withdraw his veto and accept the proposed nominee, he shall lose his veto right and Article 13.6 shall

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          cease to be applicable, it being understood however
          that this shall not result into a default pursuant to
          Article 10.

12.7 In the event that Cinepix (and its successors or assigns) has the right (or discretion) to appoint less or more than five (5) members to the board of directors of the Company, the Shareholders agree that the veto right of Pettigrew will apply on any number of directors which is superior to two
     (2) that Cinepix has then the right to appoint and if Pettigrew has the right to appoint more than two (2) directors pursuant to Article 13.5, then the number of directors he may appoint pursuant to his discretionary right to appoint directors shall be increased from two (2) to the number of directors he may appoint pursuant to Article 13.5.

12.8 The Shareholders agree that Article 13.6 shall apply as long as Pettigrew (i) is a Senior Officer of the Company, subject to Article 13.18 hereunder; and (ii) has (considering any anti-dilution option he has under the Option to Pettigrew, as deemed exercised) either a) at least five percent (5%) of the equity of the Company (exclusive of voting rights) provided he has at least eighty-four thousand (84,000) Shares of the Company, whether in Class A, Class B and/or Class P shares; or b) at least ten percent (10%) of equity of the Company (exclusive of voting rights) if he has less than eighty-four thousand (84,000) Shares of the Company, whether in Class A, Class B and/or Class P shares. Article
     13.6 shall cease to receive application if Pettigrew and/or Pettigrew's Corporation is the majority shareholder or Controls the Company.

12.9 In the event that a Shareholder loses the right to nominate a director on the board of directors of the Company, such Shareholder shall cause its director or one of its directors, as the case may be, to resign in a timely manner.

12.10 The parties covenant and agree that the quorum for meetings of the board of directors shall require a majority of the directors to be present and that, within that majority, at least one representative of Cinepix and of Pettigrew must be present. In the event that the absence of one representative of Cinepix or Pettigrew causes a meeting of the board of directors to be adjourned to a date which may not be earlier than five (5) Business Days after the originally convened meeting, quorum for such adjourned meeting shall only require a majority of the directors to be present.

12.11 A director of the Company may participate at a meeting of the board of directors by means of conference call or other telecommunication means allowing all participants to the meeting to communicate between themselves. Such a director is deemed to be present at such a meeting as any other director present physically.

12.12 For matters other than Major Decisions, the parties covenant and agree that the quorum for meetings of Shareholders shall be a majority in votes of the Shareholders to be present personally or by proxy.

12.13 Unless otherwise stipulated in this Agreement, the parties covenant and agree that questions to be decided by any meeting of Shareholders or the board of directors shall be decided by a majority vote.

12.14 No Shareholder or director, whether chairman of a Shareholders' meeting or chairman of the board or otherwise shall exercise a casting vote.

12.15 Unless otherwise decided by the board of directors of the Company and subject to Pettigrew's rights provided for in the Employment Agreement, Pettigrew is the Chairman of the Board, President and Chief Executive Officer. The vice-presidents, the secretary and the treasurer as

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      well as an assistant-secretary of the Company shall be
      nominated by resolutions of the board of directors.

12.16 Unless otherwise decided by Major Decision of the Shareholders, Samson Belair Deloitte & Touche of Montreal are chosen as Auditors of the Company.

12.17 The parties covenant and agree that unless decided otherwise by the board of directors of the Company, the president shall exercise the voting rights of the Company as shareholder of any of its Subsidiaries or any other company and shall be the authorized signatory of the Company for such purposes in accordance with the instructions of the board of directors.

12.18 The Shareholders agree that if Pettigrew alleges, in writing, within ten (10) Business Days of his knowledge of his dismissal, to have been wrongfully dismissed, his veto right under Article 13.6 shall remain in full force or effect (subject to compliance with condition (ii) a) or b) in Article 13.8 above) until a final arbitration award has been rendered on this matter by the arbitration tribunal of which the members shall have been nominated pursuant to the Employment Agreement declaring that the dismissal of Pettigrew was not a wrongful dismissal or the execution of an out of court settlement to this effect.

12.19 The Shareholders and the Company agree that the spirit of the provisions of Article 13 should be preserved in as much as possible after the Company has successfully completed a Public Listing and, in this respect, to execute any agreement or other instrument reasonably required for such purpose.

12.20 Subject to Pettigrew's veto right, Cinepix agrees to review and replace two of its current appointed directors in the Company, before the sooner of a) September 1, 2000 or 30 days after an agreement has been executed with brokers to make the Company become public.



13.   TRANSFER OF VOTING RIGHTS; CONVERSION OF SHARES; QUEBEC
      CONTROL; SHARES IN TRUST

13.1 In the event of any transaction or agreement of any sort whatsoever (including a transfer of shares) to which either or both Cinepix Films, Cinepix (and their successors or assigns) or their direct or indirect shareholders are party, that but for the provisions of Article 14, would result in the loss of the Quebec Tax Credits and/or Canadian Tax Credits by the Company, the Shareholders and the Company agree that a voting trust with respect to Cinepix's Shares in the Company and its successors' or assigns' Shares in the Company will be granted to Pettigrew (or if he is no longer an Officer of the Company, to the highest ranking Quebec Officer of the Company) and this voting trust will automatically become effective immediately prior to the occurrence of such event and shall remain in effect for a period of 90 days from the earliest of a) the receipt of any notice of such a possible transfer, transaction or other agreement to the Company and to Pettigrew (or to said highest ranking Quebec Officer) or b) the day the Company and/or Pettigrew (or said highest ranking Quebec Officer) finds out about such possible transfer, transaction or other agreement by any other means. During the period of the voting trust, Cinepix and Cinepix Films shall be entitled (but not obliged) to take such steps as each of them determines necessary or advisable to ensure that the Company continues to be eligible for the Quebec Tax Credits and/or Canadian Tax Credits (as applicable). The Shareholders and the Company hereby undertake and agree to do all reasonable acts and to provide such assistance as may be requested of them by Cinepix in this regard. The Company's eligibility for such tax credits will be determined pursuant to an affirmative written unrestricted legal opinion obtained from an independent Quebec legal counsel retained jointly by the Company, Pettigrew (or the highest ranking Quebec Officer, if

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      Pettigrew is no longer an Officer of the Company) and
      Cinepix at the Company's costs. Provided such an affirmative written unrestricted legal opinion is obtained within the said 90-day period, the voting trust will terminate.

13.2 If at the end of such 90-day period while the voting trust is in force, no such affirmative written unrestricted legal opinion has been obtained or the then shareholder(s) of Cinepix Films and/or Cinepix (or its successors and assigns), as the case may be, has (have) not rectified or, as the case may be, may not rectify, the situation to the satisfaction of the independent Quebec legal counsel (as confirmed by such counsel in a written unrestricted legal opinion) in such a way that the Company will not lose the benefit of the Quebec Tax Credits and/or the Canadian Tax Credits, then all of the following events will occur simultaneously:

      o  all Class P shares held by Pettigrew and Pettigrew's
         Corporation and their successors or assigns in the Company will be automatically converted into Class B shares;

      o thereafter, the Convertible Debenture, if still held by Cinepix or any other person (other than Pettigrew and Pettigrew's Corporation or their successors or assigns), automatically ceases to be convertible in Class B shares and can only be converted in Class A shares; and

      o all Class B shares of the Company (except for the Class B shares held by Pettigrew and Pettigrew's Corporation or their successors or assigns following the conversion of the Class P shares into Class B Shares which are being converted simultaneously) will be automatically converted into Class A shares.

13.3 In addition to the provisions of Article 14.2 above, if Pettigrew and/or Pettigrew's Corporation does not own enough Shares to obtain (with other holders who are Quebec Residents) a 51% voting Control of the Company (or such control of the Company by Quebec Residents as is necessary for the Company to remain eligible for the Quebec Tax Credits and/or Canadian Tax Credits), (or if Pettigrew is no longer an Officer of the Company, if the highest ranking Quebec Officer of the Company does not have with other holders who are Quebec Residents such a 51% voting Control of the Company (or such control of the Company by Quebec Residents as is necessary for the Company to remain eligible for the Quebec Tax Credits and/or Canadian Tax Credits)), Pettigrew or the highest ranking Quebec Officer of the Company, as the case may be, shall have the right to receive, at no cost, except a nominal value of 1$ (and without tax consequences), a sufficient number of Class C shares to achieve the required control, it being understood that such Class C shares will be redeemed by the Company if holders who are Quebec Residents eventually come to achieve the required control . Any tax consequences will be borne by the Company.

13.4 When the voting trust mechanism provided in Article 14 is triggered, Pettigrew (or the highest ranking Quebec Officer of the Company, if Pettigrew is no longer an Officer of the Company) is automatically granted the right to appoint such number of directors to obtain a majority in board members (if necessary, the number of directors will be increased to such number required, notwithstanding the provisions of
      Article 13.3), it being understood that the Shareholders (except Pettigrew and Pettigrew's Corporation if Pettigrew is benefiting of the voting trust mechanism provided for in this Article 14) shall maintain their rights to appoint the same number of directors they had the right to appoint as of the date of beginning of the voting trust mechanism, as outlined in Article 13.5.

13.5 Given the fact that eligibility of the Company for the Quebec Tax Credits is based on a Control of the Company by Quebec Residents, the Shareholders, the Company, Cinepix Inc. and Cinepix Films agree that: (I) the Shares owned by Cinepix in the Company as well as shares owned by Cinepix Films in Cinepix from time to time (collectively the "Voting Trust Shares") may not be

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      directly or indirectly transferred or agreements with respect to exercise of voting rights of the Voting Trust Shares cannot be entered into before a 45-day prior written notice has been given to the Chief Executive Officer of the Company. This
      Article 14.5 will cease to apply if Pettigrew and/or Pettigrew's Corporation have Control of the Company.

13.6 Any issuances of voting Shares occurring after Article 14 has given voting Control to Pettigrew or to the highest ranking Quebec Officer of the Company shall require additional and simultaneous issues of Class C shares to Pettigrew or, as the case may be, the highest ranking Quebec Officer of the Company, to the extent necessary to ensure that the Control of the Company be preserved in the hands of Quebec Residents. Such additional issues of Class C shares shall be made at nominal value and without tax consequences for their holder.

13.7 This Article 14 shall cease to apply (without retroactive effects) if the aggregate of the Quebec Tax Credits and the Canadian Tax Credits (without taking into account any expected loss of these credits resulting from any transaction or agreement contemplated in Article 14.1) represent for a given financial year (of twelve (12) months) and are expected to represent for the following financial year (of twelve (12) months) (according to the then approved budget) less than five percent (5%) of the Company's annual revenues.

      It is also agreed that this Article 14 shall not apply to said transaction or agreement (but may apply to subsequent transactions or agreements) : (1) in the case of an expected loss of the Quebec Tax Credits only, resulting from said transaction or agreement, if the Quebec Tax Credits (without taking into account the expected loss of the Quebec Tax Credits) represent for a given financial year (of twelve
      (12) months) and are expected to represent for the following financial year (of twelve (12) months) (according to the then approved budget) less than two percent (2%) of the Company's annual revenues; or (2) in the case of an expected loss of the Canadian Tax Credits only, resulting from said transaction or agreement, if the Canadian Tax Credits (without taking into account the expected loss of the Canadian Tax Credits) represent for a given financial year (of twelve (12) months) and are expected to represent for the following financial year (of twelve (12) months) (according to the then approved budget) less than two percent (2%) of the Company's annual revenues.

13.8 The Shareholders and the Company agree that the spirit of the provisions of Article 14 should be preserved in as much as possible after the Company has successfully completed a Public Listing and, in this respect, to execute any agreement or other instrument reasonably required for such purpose.



14.   FINANCING

14.1 Except for existing investments, loans or guarantees by the Shareholders with respect to the Company, none of the Shareholders shall have any obligation to provide, or to arrange for or to cause others to provide, any financing to the Company, whether by way of subscription for Shares, the making of loans, the giving of guarantees or otherwise.

14.2 Except as provided for in Article 13.1(p), nothing contained in this Agreement restricts the right of the Company to obtain financing through loans and other financial instruments.

14.3 Without restricting Article 15.1, any loans and advances made by a Shareholder to the Company (and its Subsidiaries or Affiliates) shall bear, from April 1, 1998, an annual rate of interest equal to the prime commercial lending rate of the Company's banker plus one percent (1%).

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14.4  Without restricting Article 15.1, any Shareholder who guarantees the debts or obligations of the Company (and its Subsidiaries and Affiliates) shall have a right to receive from the Company (or, as the case may be, its Subsidiaries and Affiliates): a) upon execution of any guarantee, a fee equivalent to one percent (1%) of the amount of guarantee; and b) from June 23, 1998 an annual fee equivalent to one percent (1%) of the averaged yearly amount of guarantees which is in place during each financial year of the Company (or, as the case may be, its Subsidiaries and Affiliates' financial year). For greater certainty, for purposes of
      Article 15.4, guarantees of Company's debts and obligations by a Shareholder, existing as of June 23, 1998, shall be deemed to be executed as of the date of this Agreement.



15.   UNDERTAKINGS IN CASE OF A  PUBLIC LISTING

15.1 Should the Company complete a Public Listing as long as they will hold Shares in the Company the Shareholders covenant and agree that they will do everything in their power to have elected and maintained to the board of directors their representatives then in place and that they will renegotiate this Agreement in the context of a Public Listing, it being understood however that Articles 3, 4.1 to 4.6, 7, 8.1 to
      8.4 and 9.1 shall cease to apply, without affecting accrued or existing rights and obligations existing pursuant to these Articles when the Company completes a Public Listing.

15.2 In the case of a Public Listing or subsequent public offerings of the Company, the Shareholders (other than Pettigrew and/or Pettigrew's Corporation) covenant and agree that they will consent to a full priority of release from escrow of Pettigrew's (and/or Pettigrew's Corporation) Shares up to an aggregate value of One Million Canadian Dollars (CDN$1,000,000) of value of Shares in all such public offering(s) (including the Public Listing).

15.3 In the case of a Public Listing or subsequent public offerings of the Company, the Shareholders (other than Pettigrew and/or Pettigrew's Corporation) covenant and agree that they will consent in favour of Pettigrew (and/or Pettigrew's Corporation) that the latter may sell, if the underwriter or lead agent so accepts, in priority to all other Shareholders up to an aggregate value of One Million Canadian Dollars (CDN$1,000,000) of value of Shares in all such public offering(s) (including the Public Listing).

15.4 In the case of a Public Listing or subsequent public offerings of the Company, the Shareholders (other than Fox Family and Faire Trust) covenant and agree that they consent in favour of Fox Family and Faire Trust that Fox Family and Faire Trust may sell, if the underwriter or lead agent so accepts, in priority to all other Shareholders, but after the priority right provided for in Article 16.3, up to an aggregate value equivalent to, on a prorata basis between Fox Family and Faire Trust :

      a) in the case of Fox Family, Three Million Canadian Dollars (CDN$3,000,000) plus interest paid or payable pursuant to the loan agreement entered into between Faire Trust and Fox Family on June 23,1998 referred to in Article 3.1; and

      b) in the case of Faire Trust, one half (") the amount provided above in Article 16.4 a);

      in all such offering (s) (including the Public Listing).

15.5 At any time after a Public Listing, if the Company proposes to register any additional Class A shares in a given territory, it will give prompt written notice to the Shareholders and, if permitted by the proposed form of registration statement, will include in such registration, subject to the

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      allocation provisions discussed below, any of the Shareholders'
      Class A shares with respect to which it has received written request for inclusion within twenty (20) days after such notice is given by the Company.

      In all such piggyback registration, the Company will pay the reasonable expenses related to the registration of Shares held by the Shareholders (including, without limitation, the Shareholders' legal fees for said registration).

      Without restricting Articles 16.3 and 16.4, if a piggyback registration is an underwritten registration on behalf of the Company and the managing underwriter advises the Company in writing that in the underwriter's opinion the number of securities to be included exceeds the number that can be sold in such offering at a price reasonably related to fair value, the Company will allocate the securities to be included as follows : first, the securities the Company proposes to sell on its own behalf; and second, the securities the Shareholders propose to sell, determined pro rata among the Shareholders on the basis of the number of Class A shares owned.



16.   REPRESENTATIONS AND WARRANTIES

16.1 Each Shareholder hereby represents and warrants the following to the other Shareholders, as of the date hereof:

      (a) except in the case of Pettigrew who is an individual, and in the cases of Faire Trust and Fiducie Pettigrew which are trusts, it is a corporation duly organized, validly existing and in good standing under the laws pertaining to its incorporation;

      (b) it (he) has all requisite power and authority to own and operate its assets, properties and business and to carry on its business as now conducted;

      (c) it (he) has all requisite power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder;

      (d) it (he) has taken all actions necessary to authorize it to enter into and perform its obligations under this Agreement and this Agreement is a legal, valid and binding obligation of it (him); and

      (e) neither the execution and delivery of this Agreement by it (him), nor the performance of its (his) obligations hereunder, will conflict with, or result in a breach of, or constitute a default under any provision of its constating documents or its by-laws, if applicable, or any law, judgment, order or decree of any Court or of any contract, agreement or other instrument to which it
           (he) is a party or by which it (he) is bound.

16.2 Other representations and warranties of Faire Trust and Fiducie Pettigrew :

      16.2.1 Faire Trust is a duly organized, validly existing and a good standing trust under the laws of Ontario and Robert Paul is its sole trustee.

      16.2.2 Fiducie Pettigrew is a duly organized, validly existing and a good standing trust under the laws of Quebec and Pettigrew and Jacqueline Pettigrew are its sole trustees, and as long as Pettigrew shall remain a trustee of Fiducie Pettigrew, there shall be only two
              (2) trustees of Fiducie Pettigrew.

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16.3  Each of the Shareholders hereby covenants and agrees to do, and to use its (his) best efforts in order to cause to be done by any other person, all things or acts necessary or desirable so that its (his) representations and warranties contained in this Article remain in full force and effect at any time hereafter during the term of this Agreement.



17.   CONFIDENTIALITY AND NON-SOLICITATION

17.1 All confidential records, material and information and copies thereof, and all trade secrets (and without restricting the generality of the foregoing, including all confidential information and documentation relating to the products in which the Company has an interest and all intellectual property of the Company) concerning the Business of the Company obtained by any of the Shareholders of the Company shall remain the exclusive property of the Company. During this Agreement, or at any time thereafter, each such persons shall not divulge the contents of such confidential records or any of such confidential information or trade secrets to any person other than to the Company or the Company's qualified employees, except as may be required by law or otherwise in the proper discharge of their duties for the Company, and each such persons shall not, following the termination of this Agreement, for any reason, use the contents of such confidential records or such confidential information or trade secrets for any purpose whatsoever. Under no circumstances shall any such persons remove any books, records or documents or copies thereof (whether or not confidential) from the offices of the Company, nor shall they make any copies of any such books, records or documents or copies thereof for use outside the offices of the Company, except as specifically authorized by the board of directors or except in the proper discharge of their duties for the Company.

17.2 For the purposes hereof, confidential records, material and information including confidential or proprietary information known or used by the Company in connection with its Business, including but not limited to any matters relating to products owned by or in which the Company has any interest including any scripts, all intellectual property owned by the Company or in which it has an interest, information and documentation relating to output and/or distribution arrangements, compilation of information, data, program, code, method, technique or process, information about or relating to suppliers or customers of the Company and markets and marketing plans of the Company, present and future, information about or relating to potential business ventures of the Company, financial information of all kinds relating to the Company and its activities, all inventions, ideas, and related material, but does not include any of the foregoing which is not of a confidential or proprietary nature or becomes a matter of public knowledge through no fault of any such persons concerned by this Article.

17.3 Without intending to limit the remedies available to the Company, the Shareholders of the Company acknowledge that damages at law will be an insufficient remedy to the Company in view of the irreparable harm which will be suffered if the terms of Article 18 are violated by any of them, as the case may be, and agree that the Company may apply for and have injunctive relief in any court of competent jurisdiction specifically to enforce any such covenants upon the breach or threatened breach of any such provisions, or otherwise specifically to enforce any such covenants and hereby waives all defences to the strict enforcement thereof by the Company.

17.4 In the event that any provision, clause or covenant herein, or part thereof, shall be deemed void or invalid or unenforceable by a court of competent jurisdiction, the remaining provisions, clauses and covenants, and parts thereof, shall be and remain in full force and effect. If, in any judicial proceeding, any provision, clause or covenant of this Agreement is found to be so broad as to be unenforceable, it is hereby agreed that such provision, clause or covenant shall be interpreted to be only so broad as it may be to be enforceable.


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18.   ESTABLISHMENT OF A STOCK OPTION PLAN FOR DIRECTORS AND
      SENIOR EXECUTIVES AND BONUS PLAN FOR SENIOR OFFICERS

18.1 The Shareholders and the Company hereto covenant and agree that the board of directors of the Company shall establish, within three (3) months of the execution of this Agreement, a stock option plan which will provide that Class D shares of the Company may be issued, from time to time up to the equivalent of five percent (5%) of the issued and outstanding Class A shares, but subject to conditions to be determined by the board of directors, to the directors and senior executives of the Company and its Affiliates, as an incentive for such persons.

18.2 The Shareholders and the Company hereto covenant and agree that the board of directors of the Company shall establish, within three (3) months of execution of this Agreement, a bonus plan for Senior Officers of the Company and its Affiliates, as an incentive for such persons.


19.   ARBITRATION

19.1 In the event of any dispute between the parties (including the intervening parties) relating to this Agreement, whether such dispute is relating to the interpretation or application of its provisions or to the existence of any of their respective rights and obligations hereunder or to the nature or the amount of the obligations and responsibilities resulting from this Agreement, such dispute shall be submitted to arbitration, to the exclusion of any court of law having otherwise competent jurisdiction, in accordance with the provisions of the Code of Civil Procedure of the Province of Quebec, modified as follows, it being understood that Article 20 shall constitute an arbitration agreement within the meaning of the Civil Code of the Province of Quebec :

      (a) Three Arbitrators - the dispute shall be submitted to the arbitration of three arbitrators, the party requiring the arbitration designating the first arbitrator and the other party or the other parties to the dispute having a conflicting interest with the requiring party designating the second arbitrator and the third arbitrator being designated jointly by the two first arbitrators so designated. All arbitrators must be lawyers qualified to practise law within the Province of Quebec;

      (b) Notice of Arbitration - a party requiring arbitration shall give notice thereof to the other party or the other parties to the dispute having a conflicting interest and shall provide in such notice the name and address of the arbitrator for the purposes of this Agreement as well as the details of the dispute;

      (c) Designation of a Second Arbitrator - within ten (10) Business Days after a notice of arbitration has been sent pursuant to paragraph (b) above, all of the other parties to the dispute having a conflicting interest with the party submitting the issue to arbitration shall agree on the name of the second arbitrator and shall give notice of the name and address of such second arbitrator to the requesting party and the first arbitrator within such ten (10) Business Days period, failing which all of such other parties shall be deemed to have waived their rights to designate an arbitrator, and the arbitration shall be held by one arbitrator only, namely the arbitrator designated pursuant to paragraph (b) above;

      (d) Designation of a Third Arbitrator - subject to the provisions of the preceding paragraph relating to the resolution of the dispute by one arbitrator, the third arbitrator shall be designated by the other two arbitrators within five (5) Business Days following receipt by the requiring party and the first arbitrator of the notice described in paragraph (c) above in respect of the designation of a second arbitrator;

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      (e)  Hearing of the Arbitration - the hearing of the
           arbitration shall be held on the territory of the Metropolitan Region of Montreal , at such place and at such time as shall be determined jointly by the arbitrators and within a delay of ten (10) Business Days of the nomination of the third arbitrator or sole arbitrator, as the case may be;

      (f) Procedure and Expenses Relating to Arbitration - the arbitrators are authorized to determine their own procedure and shall render their decision in writing in such form as they shall decide; the arbitrators shall allocate the expenses relating to the arbitration in the manner which they shall see fit which for such purposes shall take into account, inter alia, the relative success of the arguments of each of the parties to the arbitration;

      (g) Delay to Render Decision - the arbitrators shall, to the extent possible, render their decision and give notice thereof to the parties within a period of ten
           (10) Business Days following the hearing of the parties involved in the arbitration or, as the case may be, such period of time (which shall not be more than five
           (5) Business Days) which they shall grant to the parties involved to the arbitration to submit in writing their arguments following the hearing;

      (h) Final Decision - the decision of the arbitrators shall be final and binding on the parties to the arbitration and the provisions of Sections 946 to 946.6 inclusively of the Code of Civil Procedure of the Province of Quebec relating to the homologation of arbitration decisions shall apply;

      (i) Rules of Law - the arbitrators shall resolve the dispute in accordance with the rules of law and shall not act as "amiables compositeurs"; and

      (j) Language of Arbitration - the English language shall be the language of arbitration, it being understood however that if Pettigrew and/or Pettigrew's
           Corporation is a party to arbitration, he (it) will have the right to obtain simultaneous translation at the costs of the Company.

19.2 Specific Performance. Nothing in Article 20 shall be interpreted or construed so as to affect or limit the rights of any parties hereto of seeking any injunction, constraining order, or other mandatory relief available to them under the law from any court having jurisdiction with respect to any breach or violation or anticipated breach or violation of any of the covenants provided in this Agreement.



20. GENERAL

20.1  A copy of this Agreement shall be filed with the Corporate
      Records of the Company at the office of the Company.

20.2  Time shall be of the essence of this Agreement.

20.3 Any notices, demand or other communication required or permitted to be given to any party or intervening party hereunder shall be in writing and shall be either :

      (a)  personally delivered;

      (b)  sent by same-day or next-day courier; or


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      (c)  sent by facsimile

      Any notice so given shall be sent to the parties or intervening parties at their respective addresses set out below:

      (a)  ANIMATION CINEPIX INC.
           3600 Thimens Boulevard
           St-Laurent, Quebec
           Canada H4H 1V6
           Fax: (514) 336-6606
           Attention : The President

      (b)  JACQUES PETTIGREW
           6 Croissant Merton
           Hampstead, Quebec
           Canada H3X 1L6

      (c)  ROBERT PAUL, Trustee
           Faire Trust
           45 Charles Street
           Suite 702
           Toronto, Ontario
           Canada M4Y 1S2

           Fax : (416) 920-5140

           with a copy to:

           FOLEY, BRODERICK, c.a.
           130 Adelaide Street West
           32nd Floor
           Toronto, Ontario
           Canada M5H 3P5

           Fax: (416) 863-1510
           Attention: Mr. Brent Insley

      (d)  FOX FAMILY WORLDWIDE, INC.
           10960 Wilshire Boulevard
           Los Angeles, California
           United States of America 90024

           Fax : (310) 235-5552
           Attention : The President


      (e)  FIDUCIE FAMILLE PETTIGREW
           6 Croissant Merton
           Hampstead, Quebec
           Canada H3X 1L6

           Attention : Mr. Jacques Pettigrew and Mrs. Jacqueline
           Pettigrew, Trustees

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


      (f)  CORPORATION CINE-GROUPE
           1151 Alexandre-de-Seve
           Montreal, Quebec
           Canada H2L 2T7

           Fax : (514) 524-1997
           Attention : The President

      (g)  LIONS GATE ENTERTAINMENT CORP.
           Suite 3123, Three Bentall Centre
           595 Burrard Street
           Vancouver, British Columbia
           Canada V7X 1J1

           Fax : (604) 609-6145
           Attention : The President

      (h)  LIONS GATE FILMS CORP.
           3600 Thimens Boulevard
           St-Laurent, Quebec
           Canada H4H 1V6

           Fax : (514) 336-6606
           Attention : The President

      (I)  CINEPIX FILMS INC.
           3600 Thimens Boulevard
           St-Laurent, Quebec
           Canada H4H 1V6
           Fax: (514) 336-6606
           Attention : The President

      (j)  CINEPIX  INC.
           3600 Thimens Boulevard
           St-Laurent, Quebec
           Canada H4H 1V6

           Fax: (514) 336-6606
           Attention : The President

      Either party and intervening party may from time to time change its address by written notice to the other party and intervening party given in accordance with the provisions hereof. Any notice or communication shall be deemed to have been received on the next Business Day after which it was delivered, if personally delivered or sent by courier, or on the next Business Day after it was sent by facsimile, if it was so sent.

20.4 The provisions of this Agreement shall apply to any shares issued pursuant to an option granted by the Company, to Shares issued pursuant to a convertible debenture, to any shares resulting from the reclassification, subdivision, consolidation or corporate reorganization and to any shares of the Company received by the holders as a stock dividend and to any shares or other securities of the Company which may be received by the holder of such shares on amalgamation,

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


      reorganization or reconstruction of the Company or to any other shares which may hereafter be issued to the shareholders.

20.5 This Agreement shall enure to the benefit of and be binding upon the parties and intervening parties, their respective heirs, executors, administrators, successors and permitted assigns as the case may be.

20.6 Unless otherwise stipulated, all amounts expressed in this Agreement are in the Canadian currency.

20.7 This Agreement shall be the only Agreement between the parties and intervening parties in respect of their interest in the Company and all subject matters expressed in this Agreement.

20.8 If any of the provisions of this Agreement are ever held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if such illegal and invalid provisions had never been inserted therein. If, in any judicial proceeding, any provision, clause or covenant of this Agreement is found to be so broad as to be unenforceable, it is hereby agreed that such provision, clause or covenant shall be interpreted to be only so broad as it may be to be enforceable.

20.9 This Agreement may be executed in counterparts, each of which, when so executed and delivered to all other parties and intervening parties, shall be deemed to be an original, and when taken together shall be deemed to be one and the same agreement.

20.10 The Shareholders, the Company and the other intervening parties agree to do all things and execute any and all documents, upon the request of any of the other, to better effect complete consummation of the transactions contemplated by this Agreement as well as the true intent and purposes of this Agreement including vote Shares which any one of them may hold or have Control over, use its best efforts so as to cause to be done, executed, acknowledged or delivered by any other person, all such further acts or other things, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable.

20.11 This Agreement is an unanimous shareholders' agreement within the meaning of Sections 123.91 and following of the Company Act (Quebec) and must be interpreted as such. No by-law or resolution of the board of directors and of the Shareholders of the Company may contradict or modify the provisions of this Agreement and, should this occur, this Agreement shall prevail. This Agreement is governed by the laws of the Province of Quebec, Canada.

20.12 The preamble forms an integral part of this Agreement.

20.13 The parties and the intervening parties declare that they have requested and do hereby confirm their request, that this Agreement and any other agreement or document with respect to corporate organisation of the Company be drafted and signed in English. Les parties et les intervenants declarent qu'ils ont exige, et par les presentes, confirment leur demande que cette convention et toute autre entente ou document relatif a l'organisation corporative de la Compagnie soient rediges en anglais. The Company shall bear all translation costs required by this Article or by Article
      20.1 (j).

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20.14 The trustee of Faire Trust incurs no personal liability under this Agreement and his liability is limited to the assets of Faire Trust. The trustees of Fiducie Pettigrew incur no personal liability under this Agreement and their liability is limited to the assets of Fiducie Pettigrew.

20.15 All rights of Pettigrew and Pettigrew's Corporation provided in this Agreement are in addition to all rights of Pettigrew and Pettigrew's Corporation in the Employment Agreement or under the Company's statutes, and Pettigrew may select to exercise some or all his rights thereunder, hereunder or under Company's statutes, at his discretion.


IN WITNESS WHEREOF THE PARTIES HERETO HAVE DULY EXECUTED THIS
AGREEMENT

                                  ANIMATION CINEPIX INC.


                                   /s/ ANDREW LINK
                                   ------------------------
                                   Andre Link


                                  /s/ JACQUES PETTIGREW
                                   ------------------------
                                  JACQUES PETTIGREW


                                  /s/ ROBERT PAUL
                                   ------------------------
                                  ROBERT PAUL, in his capacity
                                  as trustee of the Faire Trust


                                  FOX FAMILY WORLDWIDE, INC.


                                  /s/ MEL WOODS
                                   ------------------------
                                  Mel Woods, President


                                  FIDUCIE FAMILLE PETTIGREW


                                   /s/ JACQUES PETTIGREW
                                   ------------------------
                                   Jacques Pettigrew, in his
                                   capacity as Trustee, without
                                   personal liability


                                   /s/ JACQUELINE PETTIGREW
                                   ------------------------
                                   Jacqueline Pettigrew, in her
                                   capacity as Trustee, without
                                   personal liability

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

                                  CORPORATION CINE-GROUPE


                                  /s/ ANDRE LINK
                                   ------------------------
                                   Andre Link


                                   /s/ JACQUES PETTIGREW
                                   ------------------------
                                   Jacques Pettigrew


AND INTERVENING HERETO:

                                   LIONS GATE ENTERTAINMENT CORP.

                                   LIONS GATE FILMS CORP.


                                   /s/ GORDON KEEP
                                   ------------------------
                                   Gordon Keep, Senior Vice-
                                   President


                                   /s/ ANDRE LINK
                                   ------------------------
                                   Andre Link


                                   CINEPIX FILMS INC.

                                   CINEPIX INC.


                                   /s/ ANDRE LINK
                                   Andre Link


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